UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Mark One)
☒ Filed by the Registrant
☐ Filed by a Party other than the Registrant
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
USANA HEALTH SCIENCES, INC.
______________________________
(Name of Registrant as Specified in its Charter)
______________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays as currently valid OMB control number.
___________________________________________________________________________________________________

A message from
Kevin Guest, Chief Executive Officer
April 7, 2026

Dear USANA Shareholders,

We invite you to participate in the Annual Meeting of Shareholders of USANA Health Sciences, Inc. on Wednesday, May 20, 2026, at 11:00 AM, Mountain Daylight Time. We will conduct the Annual Meeting via a live webcast. There will not be an option for you to attend the Annual Meeting in person. You will be able to participate in the Annual Meeting and vote your shares electronically during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/USNA2026 and entering the 16-digit control number provided in your proxy materials.

We are pleased to provide access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials, instead of a paper copy of the Proxy Statement and our 2025 Annual Report. The notice contains instructions on how to access those documents over the Internet as well as how to receive a paper copy of our proxy materials. All shareholders who do not receive a notice will receive a paper copy by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

You may vote your shares at the Annual Meeting, or by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials, by mail, by following the instructions on the proxy card or voting instruction card. Submitting your vote in any of these authorized ways will ensure your representation at the Annual Meeting regardless of whether you participate virtually in the Annual Meeting online over the Internet.

Please contact 1-800-586-1548 for any technical difficulties or trouble accessing the virtual meeting or if you are unable to locate your 16-digit control number.

Your vote is important to us and I do hope you will vote as soon as possible. Thank you for your continued support of USANA.

Sincerely,

Kevin Guest
Chief Executive Officer &
Chairman of the Board

3838 West Parkway Boulevard Salt Lake City, Utah 84120-6336 (801) 954-7100

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of USANA Health Sciences, Inc.:

Time:	May 20, 2026, 11:00 AM Mountain Daylight Time
Place:
Our 2026 Annual Meeting of Shareholders will be a virtual meeting conducted entirely via live webcast over the Internet. You will be able to participate in the Annual Meeting online and vote your shares electronically during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/USNA2026 and entering your 16-digit control number included in the notice containing instructions on how to access Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials. You will not be able to attend the meeting at a physical location.

Items of Business	At the meeting, we will conduct the following business, as more fully described in the Proxy Statement accompanying this Notice of Annual Meeting:
	1.	Elect the eight directors named in the Proxy Statement;
	2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the Fiscal Year 2026;
	3.	Approve, on an advisory basis, our executive compensation, as described in these proxy materials; and
	4.	Such other business as may properly come before the meeting or at any postponement or adjournment thereof.
Record Date:
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. You are entitled to notice of, and eligible to vote at, this year’s Annual Meeting if you were a shareholder of record as of the close of business on March 16, 2026.

In accordance with U.S. Securities and Exchange Commission rules, we are furnishing these proxy materials and our Annual Report on Form 10-K for fiscal year 2025 via the Internet. On April 7, 2026, we mailed to shareholders as of the record date a notice with instructions on how to access our Annual Meeting materials and vote via the Internet, by mail, or by telephone.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Your vote is important to us. Whether or not you plan to participate in the Annual Meeting, we encourage you to review the accompanying proxy statement for information relating to each of the proposals and to cast your vote promptly.

By Order of the Board of Directors,

Joshua Foukas
Chief Legal Officer, General Counsel
and Corporate Secretary
Salt Lake City, Utah
April 7, 2026

PROXY STATEMENT
SUMMARY

We are furnishing this proxy statement (“Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of USANA Health Sciences, Inc. for our Annual Meeting of Shareholders to be held via live webcast on Wednesday, May 20, 2026, at 11:00 AM (Mountain Daylight Time), and any adjournment or postponement thereof (the “Annual Meeting”). Online access is at www.virtualshareholdermeeting.com/USNA2026, beginning at 10:55 AM Mountain Daylight Time. Shareholders of record as of the close of business on March 16, 2026 (the “Record Date”) may vote and participate in the Annual Meeting using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials or on your proxy card or by following the instructions contained in your proxy materials. A Notice of Internet Availability of Proxy Materials was first mailed or delivered on April 7, 2026. In this Proxy Statement, we use the terms “USANA,” the “Company,” “we,” “our,” “ours,” and “us” to refer to USANA Health Sciences, Inc., a Utah corporation, and not to any other person.
Whether or not you plan to participate in the Annual Meeting, we encourage you to vote promptly. A shareholder giving a proxy has the power to revoke it prior to the Annual Meeting. If you participate in the live webcast, you may revoke your proxy and vote during the virtual meeting.

www.ProxyVote.com no later than 11:59 PM, Eastern Time, May 19, 2026	1-800-579-1639 until 11:59 PM, Eastern Time, May 19, 2026	Complete, sign, and return your proxy card by email (Please include your control number in the subject line) sendmaterial@proxyvote.com

Item Number	Item Description	Board Recommendation
1	Election of Directors	FOR Each Nominee
2	Ratification of Selection of Independent Registered Public Accounting Firm	FOR
3	Advisory Vote to Approve Executive Compensation	FOR

Internet Availability of Proxy Materials

We are taking advantage of U.S. Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to our shareholders on the Internet. Under these rules, on April 7, 2026, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 3, 2026 (“Fiscal Year 2025”). The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote over the Internet, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request these materials.

Internet distribution of proxy materials helps us expedite receipt of the materials by shareholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting those materials contained in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Voting and Quorum, Abstentions and Broker Non-Votes

Only registered holders of record (“shareholders”) of our common stock as of the close of business on March 16, 2026 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 18,456,935 shares of our common stock outstanding. Common stock is our only class of voting stock. You may vote all shares owned by you as of the Record Date, including (i) shares held directly by you in your name as the shareholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Shareholder of Record. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, then you are considered the shareholder of record with respect to those shares. As a shareholder of record, you are entitled to vote in any one of the following ways:

•By Internet or by telephone. Follow the instructions included in the one-page Notice of Internet Availability of Proxy Materials or, if you received printed materials, in the proxy card, to vote by Internet or telephone.
•By mail. If you received your proxy materials by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.
•Online at the Annual Meeting. Shareholders who choose to participate in the virtual Annual Meeting can vote via the virtual meeting website by visiting www.virtualshareholdermeeting.com/USNA2026. You will need the 16-digit control number included on your Notice of Internet Availability of proxy materials in order to participate in the virtual Annual Meeting. Instructions on how to participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com. Even if you plan to participate in the Annual Meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting. Participation in the Annual Meeting virtually will not automatically revoke a shareholder’s prior Internet or telephone vote or proxy.

Beneficial Owner. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. Because you are not the shareholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Quorum. Each share of common stock is entitled to one vote on all matters on which shareholders may vote. There is no cumulative voting in the election of directors or any other matter. A majority of our shares of common stock outstanding as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a “quorum.” Shares of common stock held of record by shareholders in attendance online at the Annual Meeting or represented by a properly executed and returned proxy will be treated as present at the Annual Meeting for purposes of determining the presence of a quorum, without regard to whether the proxy is marked as casting a vote or withholding authority or abstaining with respect to a particular matter.

Broker Non-Votes. When shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares, a broker non-vote occurs. Under New York Stock Exchange (“NYSE”) rules, a broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to participate in the virtual Annual Meeting. All of the proposals presented at the Annual Meeting, other than the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ended January 2, 2027 ("Fiscal Year 2026"), are non-routine matters. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Shares Held in Multiple Accounts. If you hold shares in more than one account, you will receive a Notice of Internet Availability of Proxy Materials or separate voting instructions for each account. To ensure that all of your shares in each account are voted at the Annual Meeting, you must vote in accordance with the Notice of Internet Availability of Proxy Materials or the separate voting instructions that you receive for each account.

Proposals to be Voted Upon and Vote Required

We are asking for your vote on the following proposals:

Proposal No. 1 – Election of Directors. The Governance, Risk & Nominating Committee of the Board has nominated eight directors for election at the Annual Meeting to hold office until the 2027 Annual Meeting. You may cast a vote “FOR” or “WITHHOLD” your vote in the election of a director. Directors will be elected by a plurality of the votes cast. This means that the nominees with the most “FOR” votes will be elected. A “WITHHOLD” vote will have no effect on the election’s outcome, because the candidates who receive the highest number of “FOR” votes are elected, and when candidates run unopposed, they only need a single “FOR” vote to be elected. However, pursuant to our bylaws, “WITHHOLD” votes may still have an effect on individual director nominees, as explained below.

Pursuant to our bylaws, an incumbent director nominee elected in an uncontested election (i.e., an election in which the number of nominees is equal to the number of directors to be elected at the meeting) who receives a greater number of “WITHHOLD” votes than “FOR” votes at the Annual Meeting, must tender his or her resignation to the Board. The remaining Board members will then determine whether to accept the resignation and publicly disclose its decision following the date they make their decision. As defined by our bylaws, the election of directors at the Annual Meeting is uncontested. See “Plurality Plus Voting for Directors; Director Resignation Policy” in the section “Board of Directors and Corporate Governance,” below.

Proposal No. 2 – Ratification of Selection of Independent Registered Public Accounting Firm. The Audit Committee of the Board has appointed, and is asking shareholders to ratify, KPMG continuing to serve as our independent registered public accounting firm for Fiscal Year 2026. Ratification requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” such proposal). On this proposal you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are not considered votes cast and will have no effect on the vote for this proposal. If shares held by a broker or other nominee for a beneficial holder are not voted because the nominee did not receive voting instructions from the beneficial owner, on this “routine” matter, the broker is entitled to vote the shares held by the beneficial owner.

Proposal No. 3 – Advisory Vote to Approve Executive Compensation. Our Board and the Compensation Committee of the Board are committed to excellence in corporate governance and to executive compensation programs aligning the interests of our executives with the interests of our shareholders. They are requesting, on an advisory basis, the approval of this proposal, which requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” such proposal). On this proposal you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the vote’s outcome on this proposal.

Revocation and Voting of Proxies

Revoking a Proxy. If you give your proxy pursuant to this solicitation, you may revoke it at any time prior to the Annual Meeting. You may revoke a previously provided proxy by: (i) delivering to our Corporate Secretary a written revocation of proxy; (ii) executing a new proxy that bears a later date; or (iii) participating in the Annual Meeting and voting your shares online at the Annual Meeting. Attendance at the Annual Meeting virtually will not, by itself, result in revoking a proxy. You should also be aware that if you are a beneficial owner, meaning that your shares of USANA common stock are held of record in an account by a broker, bank, trustee, or other nominee, and you wish to revoke a proxy or change your vote, you must contact the broker, bank, trustee, or other nominee to revoke any prior voting instructions and provide new voting instructions.

Voting of Proxies. All valid, unrevoked proxies will be voted in accordance with the specifications in the proxies and as directed. If a proxy is properly executed and returned and no voting specifications are indicated therein, the shares will be voted as follows:

•FOR each of the eight nominees for director named in this Proxy Statement, to serve for a term of one year or until their respective successors are elected and qualified;
•FOR the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for Fiscal Year 2026; and

•FOR the non-binding advisory resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussion in this Proxy Statement.

With respect to such other matters as may properly come before the Annual Meeting, votes will be cast at the discretion of the appointed proxies. We are not aware of any other matters that are to be presented for action at the Annual Meeting.

Proxy Solicitation; Cost of Soliciting Proxies

We are making this proxy solicitation both through the mail and Internet, although proxies may be solicited by personal interview, telephone, facsimile, letter, e-mail or otherwise. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will pay the cost of the solicitation of proxies, including the reasonable charges and expenses of brokerage firms and others who forward solicitation materials to beneficial owners of the common stock.

Participating in the Virtual Annual Meeting

Shareholders as of the Record Date are invited to participate in the virtual Annual Meeting, which will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a USANA shareholder of record as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. There is no option to attend the Annual Meeting in person at a physical location.

The live webcast format facilitates shareholder attendance and participation in the Annual Meeting from anywhere in the world. You will be able to participate in and to vote your shares online at the Annual Meeting by visiting www.virtualshareholdermeeting.com/USNA2026. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 11:00 AM (Mountain Daylight Time). Online access and check-in will begin at 10:55 AM (Mountain Daylight Time) and you should allow sufficient time for the online check-in procedures.

Reporting Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days following the Annual Meeting.

PROPOSAL #1 – ELECTION OF DIRECTORS

In this Proxy Statement, it is proposed that we elect eight directors to serve one-year terms until the Annual Meeting of Shareholders in 2027, or until their successors shall have been duly elected and qualified. The nominees for director are listed in this Proxy Statement.

You may not give a proxy to vote for more than the number of nominees (eight). Unless a proxy otherwise specifies, the shares voted by such a proxy will be voted “FOR” the election of each of the eight nominees listed below.

Each of the eight nominees listed below is currently a director and member of our Board. Each of the nominees listed has agreed to serve if elected, and we know of no reason why any of the nominees would not be available for election or, if elected, would not be able to serve. If any nominee is unable to serve or for good cause will not serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy.

The Governance, Risk & Nominating Committee has determined that each nominee for election at the Annual Meeting meets the criteria set forth in its charter and in the USANA Corporate Governance Guidelines. Those guidelines direct the Committee to consider criteria such as the nominee’s independence, expertise, and experience applicable to our business, substantive knowledge of our industry, high personal and professional ethics, and their ability and willingness to devote the required time to the business of the Board and the Company. In addition, we believe that each nominee possesses the personal qualities and attributes we consider to be essential to allow the Board to fulfill its duties to our shareholders, including personal accountability, integrity, ethical leadership, and business acumen, and the ability to exercise sound and independent business judgment.

The below reflects the racial/ethnic and gender diversity of our director nominees:

Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black	—	1
Alaskan Native or Native American	—	—
Asian	1	—
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	1	5
Two or More Races or Ethnicities	—	—

Director Nominees
Information for each individual nominated for election as a director at the Annual Meeting, including age, term of office and business experience, including directorships during the past five years, is set forth below. In addition, for each nominee, we have included information regarding the business or other experience, qualifications, attributes or skills that factored into the determination by the Governance, Risk & Nominating Committee and by our Board of Directors, that such nominee should serve as a director of USANA. The nominees for director are Xia Ding, John T. Fleming, Gilbert A. Fuller, Kevin G. Guest, J. Scott Nixon, CPA (emeritus), Peggie Pelosi, Frederic J. Winssinger, and Timothy E. Wood, Ph.D.

Xia Ding Age: 56 Independent Director Since: 2021	Committees: Audit, Governance, Risk & Nominating

Xia Ding has served as Managing Director of Sephora Greater China since February 2024, and is responsible for driving growth in the greater China market covering both retail and online channels. Prior to Sephora, Ms. Ding was the Vice President of e-commerce Asia Pacific and Latin America at Nike from 2019 through February 2024. In her role, Ms. Ding was accountable for driving the digital business in the Asia Pacific and Latin America markets. Prior to Nike, Ms. Ding worked for JD.com in China from 2017 to 2019 as the President of JD Fashion where she was responsible for driving the fashion business covering apparel, shoes, sportswear, bags, jewelry, watches and accessories. She was also instrumental in leading JD.com’s M&A investment strategy to fuel strategic growth. Prior to joining JD.com, Ms. Ding served as Vice President of Retail Service at Nielsen in China from 2015 to 2017 where she was responsible for overseeing Nielsen’s retail services business. Ms. Ding started her career in 1995 with Hanesbrands, Inc., where she spent the first ten years in the U.S. headquarters in various finance and corporate development roles. In 2005, Hanesbrands appointed her as the VP/General Manager of China where she brought American lingerie brand Hanes and casual wear brand Champion into the China market. Ms. Ding is a well-regarded e-commerce and digital leader and was recognized as Forbes 2018 TOP 100 Most Successful Businesswomen in China and Forbes 2017 TOP 10 Most Influential People in China Fashion Industry. Ms. Ding received a Bachelor of Chemistry degree from the Nanjing University of China. She also earned an M.B.A from the Wake Forest University in Winston-Salem, North Carolina. We believe Ms. Ding’s extensive business experience in China, as well as her digital, e-commerce, financial and corporate strategy experience qualify her to serve as a member of our Board.

John T. Fleming Age: 82 Independent Director Since: 2020	Committees: Governance, Risk & Nominating, Compensation, Sustainability
John T. Fleming is a student, researcher and advocate of the direct selling channel of distribution. His many years of involvement with the direct selling business model has been through actual involvement as an independent contractor, owner of a direct selling company, officer of one of the world's largest direct selling companies, and Publisher/Editor-in-Chief of the most notable trade publication concerning direct sales. Since 2006, he has served as founder and CEO of Ideas & Design Group, LLC, a consulting firm that services business models that utilize independent contractors to market products and services. From 2006-2015, Mr. Fleming served as Publisher and Editor-in-Chief of Direct Selling News. Prior to that, Mr. Fleming held a variety of executive positions with Avon, one of the largest direct selling companies in the world. Mr. Fleming studied architecture at the Illinois Institute of Technology and has completed various business-related courses related to his ongoing research and study. We believe that Mr. Fleming’s extensive experience as an executive, expert, author and lecturer in the direct selling industry, along with his expertise in the evolving digital and gig economies, qualify him to serve as a member of our Board.

Gilbert A. Fuller Age: 85 Independent Director Since: 2008	Committees: Audit, Governance, Risk & Nominating, Compensation

Gilbert A. Fuller has served as a director of USANA since September 2008. Prior to that, he served as our Executive Vice President, Chief Financial Officer, and Secretary since January 2006. Mr. Fuller joined USANA in May 1996, as the Vice President of Finance and served in this role until June 1999, when he was appointed as the Company’s Senior Vice President. Before joining USANA, Mr. Fuller served in various executive positions for several companies. Mr. Fuller served as Chief Administrative Officer and Treasurer of Melaleuca, Inc., a manufacturer and direct seller of personal care products. He was also the Vice President and Treasurer of Norton Company, a multinational manufacturer of ceramics and abrasives. Mr. Fuller received a B.S. in Accounting and an M.B.A. from the University of Utah. Mr. Fuller has also received the NACD Directorship Certified™ designation from the National Association of Corporate Directors. Since December 2012, Mr. Fuller has served as a director and serves as the chair of the audit committee of Security National Financial Corporation, a NASDAQ-listed company. We believe that Mr. Fuller’s more than 12 years of experience as an executive officer of USANA, his deep understanding of our business, people, and products, his 15 years of experience as a financial officer in the direct selling industry, as well as his accounting, finance and corporate strategy expertise qualify Mr. Fuller to serve as a member of our Board.

Kevin G. Guest Age: 63 Director Since: 2017	Committees: None
Kevin G. Guest, Chief Executive Officer and Chairman of the Board, joined USANA on a part-time basis in April 2003, as Executive Director of Media and Events. Following our acquisition of the media, video, and event-productions company FMG Productions founded by Mr. Guest, he became a full-time employee of the Company and was promoted to Vice President of Media and Events in February 2004. In January 2006, he was appointed Executive Vice President of Marketing and served in that role until July 2008, when he was appointed Chief Marketing Officer. In May 2011, he was appointed President of North America and in October 2012, he was named President of the Americas, Europe and South Pacific. In August 2014, Mr. Guest was appointed President of USANA and in August 2015, he was appointed Co-Chief Executive Officer. He served in this capacity until November 2016, when he was appointed Chief Executive Officer. In May 2020, Mr. Guest was appointed as Chairman of the Board. On July 1, 2023, Mr. Guest transitioned from Chief Executive Officer to Executive Chairman. On January 8, 2026, Mr. Guest returned as Chief Executive Officer. Mr. Guest earned a B.A. in Communications from Brigham Young University. We believe that Mr. Guest’s time as a leading force of our management and sales efforts and his talent as a motivating leader qualify him to serve as a member of our Board.

J. Scott Nixon, CPA (emeritus) Age: 66 Independent Director Since: 2022	Committees: Audit, Governance, Risk & Nominating, Sustainability, Compensation
J. Scott Nixon, CPA (emeritus), a retired certified public accountant, previously served as an independent director on USANA’s Board from October 2017 through May 2019, before departing from the Board to fulfill a three-year voluntary leadership assignment for The Church of Jesus Christ of Latter-day Saints in Brazil. Mr. Nixon retired in 2015 as a partner with PricewaterhouseCoopers LLP (“PwC”) where he spent over 31 years in various roles including office managing partner and engagement partner over public and private companies in many industries. His career involved providing audit and business advisory services. Mr. Nixon was involved in numerous complex filings with the U.S. Securities and Exchange Commission on behalf of his clients. In 2007, Mr. Nixon returned from a four-year assignment in São Paulo, Brazil where he represented various interests of the PwC global firm to the 18 member firms in South and Central America and led the implementation of the Sarbanes-Oxley requirements in those countries. Mr. Nixon previously served on several boards of directors, including: (i) ProLung, Inc. (dba IONIQ Sciences), where he served as Chairman of the Audit Committee and a member of the Compensation Committee; (ii) Deseret Trust Company, where he also served as a member of the Audit and Executive Committees; (iii) Utah State University Board of Trustees, where he also served as Chairman of the Audit Committee; and (iv) two other nonprofit boards of directors. Mr. Nixon holds both B.A. and Master of Accounting degrees from Utah State University. We believe Mr. Nixon’s extensive background and experience with USANA's business and industry, as well as his experience in accounting, finance, and corporate strategy qualify him to serve as a member of our Board.

Peggie Pelosi Age: 70 Independent Director Since: 2018	Committees: Audit, Governance, Risk & Nominating, Sustainability, Compensation

Peggie Pelosi is a corporate social responsibility/sustainability practitioner. Since 2005, Ms. Pelosi has been the Founding Partner and Strategic Advisor at Orenda Social Purpose, a corporate social responsibility consultancy in Toronto, Ontario, Canada. She served as an Instructor in the Certificate Program in Corporate Social Responsibility at the University of St. Michael's College in the University of Toronto, and a part-time Professor in Sustainable Business Management Post Graduate Studies at Seneca College, Faculty of Business in Toronto. From 2015 to 2023, she served as the Executive Director of Innovators Alliance, a network of CEOs focused on sustainable and profitable growth through innovation. Prior to her career and academic work in corporate social responsibility and sustainability, Ms. Pelosi served as a member of the Company’s management team, first as Executive Director of Sales for Canada and then as Vice President of Network Development. She worked for the Company until 2004. While at the Company, Ms. Pelosi began the program that would evolve into the USANA True Health Foundation, and this led to her interest in corporate social responsibility. Prior to her roles at the Company, Ms. Pelosi had 15 years of direct selling leadership experience. Ms. Pelosi has also previously served on the Board of Directors of a number of non-profit organizations including the Children’s Hunger Fund and Big Brothers Big Sisters of Toronto. She is a graduate of the Corporate Social Responsibility & Sustainability Program at St. Michael’s College at the University of Toronto, and has completed the NACD Directorship Certified™ and the ESG Competent Boards Director Certification. She currently serves on the Board of Directors for EXP World Holding, Inc., as Chair of Sustainability Committee and Chair of Nominating and Corporate Governance Committee. We believe Ms. Pelosi’s vast experience in corporate sustainability matters, direct selling and corporate strategy qualify her to serve as a member of our Board.

Frederic J. Winssinger Age: 58 Independent Director Since: 2016	Committees: Audit, Governance, Risk & Nominating, Sustainability, Compensation
Frederic J. Winssinger became a director in May 2016. Mr. Winssinger has been a Managing Partner of RW Partners LLC (“RWP”) since 2006. RWP is a commercial real estate private equity investment company based in Phoenix, Arizona. Mr. Winssinger also oversees his family’s general investment operations and in 2014, he co-founded PlanningCore Wealth Advisors to provide investment advice to individuals and families. Prior to 2006, Mr. Winssinger worked in strategy consulting for the Boston Consulting Group and as a Portfolio Manager/Financial Analyst for JP Morgan Asset Management and other privately held asset management companies. Mr. Winssinger received a B.A. in Mathematics and Economics from Claremont McKenna College and an M.B.A from The Wharton School of the University of Pennsylvania. We believe Mr. Winssinger’s 20 years of experience in financial analysis, and his training in evaluating corporate strategy towards the creation of shareholder value under sound corporate governance qualify him to serve as a member of our Board.

Timothy E. Wood, Ph.D. Age: 77 Independent Director Since: 2019	Committees: Audit, Governance, Risk & Nominating, Sustainability, Compensation

Timothy E. Wood, Ph.D. previously served as Executive Vice President of Research and Development for USANA until his retirement in March of 2011. Dr. Wood joined USANA in June 1996 as Director of Research and Development, and served in this role until June 1999, when he was appointed as the Company's Vice President of Research and Development. In January 2006, he was appointed as the Company's Executive Vice President of Research and Development. Before joining USANA, Dr. Wood served as Vice President of Research and Development for AgriDyne Technologies, Inc., formerly known as NPI, from 1992 to 1995. From 1980 to 1992, Dr. Wood served as Research Manager and Senior Scientist for AgriDyne Technologies. Dr. Wood received a B.S. in Environmental Biology from the University of California, Santa Barbara, and a M.S. in Environmental Sciences and Ph.D. from Yale University. He also earned an M.B.A. from Westminster College in Salt Lake City, Utah. We believe that Dr. Wood’s extensive expertise in nutrition, health and wellness, direct selling and corporate strategy qualify him to serve on our Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board unanimously recommends a vote FOR each director nominee named above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We have adopted a number of policies and practices, some of which we describe in this section of the Proxy Statement, which highlight our commitment to sound corporate governance principles. We also maintain a corporate governance page on our website that includes additional related information, as well as our codes of conduct, principles of corporate governance, and the charters for each of the standing committees of the Board. The “Governance” page is located on the “Investor Relations” section of our website at www.usana.com. The information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Principles of Corporate Governance

We have summarized below governance practices we have implemented that are intended to enhance and encourage effective independent oversight of Board decisions.

Independent Directors

In accordance with the current listing standards of the NYSE, the Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that Ms. Ding, Mr. Fleming, Mr. Fuller, Mr. Nixon, Ms. Pelosi, Mr. Winssinger, and Dr. Wood are “independent directors,” using the definition of that term in the Listed Company Manual of the NYSE. As a result, a majority of the Board, and all of the members of the Audit Committee, Compensation Committee, Sustainability Committee, and Governance, Risk & Nominating Committee are independent directors in accordance with the independence requirements of the NYSE and the SEC, including certain additional standards applicable to those committees. From time to time in this Proxy Statement, we refer to our independent directors, none of whom is an employee or executive of USANA, as our “non-management directors” or “non-employee directors.”

Our Audit Committee’s charter requires that all of the members of the Audit Committee be independent under NYSE listing standards and the rules of the SEC. The Board has determined that each of the current members of our Audit Committee is an independent director under NYSE listing standards and meets the enhanced standards of independence applicable to audit committee members under applicable SEC rules. The Board has also determined that each of Mr. Fuller, Mr. Nixon and Mr. Winssinger qualifies as an “audit committee financial expert” under applicable SEC rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent under NYSE listing standards, including the enhanced independence requirements applicable to Compensation Committee members and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of the current members of our Compensation Committee is an independent director under NYSE listing standards and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

Our Governance, Risk and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent under NYSE listing standards. The Board has determined that each of the current members of our Governance, Risk and Nominating Committee is an independent director under NYSE listing standards.

Our Sustainability Committee’s charter requires that all of the members of the Sustainability Committee be independent under NYSE listing standards. The Board has determined that each of the current members of our Sustainability Committee is an independent director under NYSE listing standards.

Principles of Corporate Governance

The following is a summary of governance practices we have implemented that are intended to enhance and encourage effective independent oversight of Board decisions:

Stock Ownership Requirements

We have adopted minimum stock ownership policy requirements for directors and executive officers to align the interests of our directors and executive officers with the interests of our shareholders, and to promote our commitment to sound corporate governance. Non-employee directors are expected to hold at least two times their annual retainer fees in USANA common stock. Unexercised Stock-Settled Stock Appreciation Rights (“SSAR’s”), whether or not vested, and unearned and unvested Deferred Stock Units (“DSUs”) and Restricted Stock Units (“RSUs”) held by an independent or non-employee Board member are considered as stock held in satisfaction of this policy. Non-employee directors have five years from the date of their initial election or appointment as director to achieve compliance with these minimum ownership requirements.

Our executive officers (including executives who serve as directors) are expected to comply with the following stock ownership guidelines:

Position	Stock Ownership Requirement
Chief Executive Officer	5 times base salary*
All other executive officers	1 times base salary

*The Chief Executive Officer has five years from the officer’s appointment as Chief Executive Officer to accumulate sufficient stock ownership to comply with the requirement. More information about the minimum stock ownership requirements applicable to our executives is included in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Lead Independent Director

Because the Board believes that strong, independent Board leadership is an important aspect of corporate governance and beneficial to USANA and our shareholders, the Board has historically designated one of the directors as a Lead Independent Director. The Lead Independent Director is an independent director selected for a one-year term, or until their successor is chosen, by the other independent directors and is responsible for coordinating the activities of the independent directors. The Lead Independent Director presides at executive sessions of the independent directors and at meetings of the Board when the Chairman is not present and is a contact person for shareholders and third parties who may desire to contact the Board independently of the Chairman. Mr. Fuller served as Lead Independent Director during Fiscal Year 2025 and has again been appointed Lead Independent Director for Fiscal Year 2026. We believe that Mr. Fuller is an effective Lead Independent Director due to, among other things, his independence, his leadership experience in executive positions as chief financial officer and executive officer, his strong strategic and financial acumen, and commitment to ethics, as well as his extensive knowledge and deep understanding of USANA and our business.

Chairman and Chief Executive Officer Roles

Our Corporate Governance Guidelines provide that the roles of Chief Executive Officer and Chairman of the Board may be separated or combined. The Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate, and believes, instead, that it is most appropriate to retain the discretion and flexibility to make these determinations in the way that it believes best to provide appropriate leadership for the Company at any point in time. For several years prior to 2023, when Mr. Guest transitioned from the role of Chief Executive Officer to Executive Chairman and Jim H. Brown succeeded Mr. Guest as Chief Executive Officer, the Board combined the role of Chairman and Chief Executive Officer. In connection with Mr. Guest’s transition, the Board elected to separate the Chairman and Chief Executive Officer functions and appointed Mr. Guest as Executive Chairman. As previously disclosed, on January 8, 2026, Mr. Brown stepped down as Chief Executive Officer and President and Mr. Guest reassumed the role of Chief Executive Officer while remaining Chairman. The Board has determined that having Mr. Guest serve as Chief Executive Officer and Chairman is appropriate and in the best interest of the Company based on Mr. Guest’s experience, vision, leadership and deep knowledge of the Company and all of its stakeholders. As Chief Executive Officer and Chairman, Mr. Guest also serves as a key link between the Board and other members of the Company’s management team. The Board presently believes that at present a combined Chief Executive Officer and Chairman of the Board function, along with a strong Lead Independent Director, serves the best interests of the Company and its shareholders and will continue to sustain our commitment to effective corporate governance.

Executive Sessions of Independent Directors

In accordance with NYSE listing standards, our independent directors regularly meet in executive session without employee directors or other executive officers present as part of every regularly scheduled Board and committee meeting. The Lead Independent Director chairs these executive sessions. In the event that the Lead Independent Director cannot preside at an executive session, the chairs of the Audit Committee, Compensation Committee, Governance, Risk & Nominating Committee, or Sustainability Committee lead these meetings on a rotating basis.

Insider Trading Policy

We have adopted an Insider Trading and Confidentiality Policy (the “Insider Trading Policy”), as well as procedures and guidelines under the Insider Trading Policy, which are applicable to our directors, officers, and employees, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards of the New York Stock Exchange. Our Insider Trading Policy, among other things, (i) prohibits our directors, officers, and employees and related persons and entities from trading in securities of USANA Health Sciences, Inc. and certain other companies while in possession of material, non-public information, (ii) prohibits our directors, officers, and employees from disclosing material, non-public information of USANA Health Sciences, Inc. and certain other companies to others who may trade on the basis of that information, and (iii) requires that certain designated individuals and roles of the Company only transact in USANA Health Sciences, Inc. securities during an open window period, subject to limited exceptions.

Prohibition Against Pledging USANA Securities and Hedging Transactions

Consistent with our Insider Trading Policy, we prohibit our executive officers and members of the Board from pledging our common stock or other securities and engaging in hedging transactions with respect to our securities. Our policies specifically prohibit our executive officers and non-employee directors from holding our securities in any margin account for investment purposes or otherwise using our securities as collateral for a loan. Our policy also prohibits the purchasing of certain instruments (including prepaid variable forward contracts, equity swaps, and collars) and engaging in short sales of our stock and other similar transactions that could be used to hedge or offset any decrease in the value of our securities.

Clawback Policy

The Board has adopted a clawback policy that is intended to be compliant with the requirements of the SEC and the NYSE listing standards and requires recoupment by the Company of excess cash and equity incentive compensation earned by our Section 16 Officers. In the event of an accounting restatement by the Company, which results from material non-compliance with financial reporting requirements under the federal securities laws, the Board or the Compensation Committee is required to, among other things, recoup any excess incentive compensation paid to an executive that was based upon the achievement of financial results that were subsequently restated. The Company’s 2015 and 2025 Equity Incentive Award Plans each provide that awards made thereunder are subject to the Company’s clawback policies.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers (including our Chief Executive Officer and Chief Financial Officer), and employees. We require that all of our directors, officers, and employees certify on an annual basis that they comply with the Code of Ethics. If we make any amendment to or grant any waivers of, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer that would require disclosure under applicable SEC rules, we will disclose such amendment or waiver and the reasons therefor on a Current Report on Form 8-K or on our next periodic report filed under the Exchange Act. The Code of Ethics may be found on the “Governance” page of the “Investor Relations” section of our website at www.usana.com.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our articles of incorporation, and bylaws, and the respective charters of the Board committees, discussed below, form the framework for our governance. All of these documents may be found on the “Governance” page of the “Investor Relations” section of our website at www.usana.com.

Committees of the Board of Directors

During Fiscal Year 2025, our Board had four standing committees: the Audit Committee, the Compensation Committee, the Sustainability Committee and the Governance, Risk & Nominating Committee. At each regularly scheduled Board meeting, the Chair or a member of each committee reports on any significant matters addressed by the committee.

Annual Assessment of Board Effectiveness

To ensure that our Board and its committees are performing effectively and in the best interests of the Company and its shareholders, the Board performs an annual assessment of itself, its committees, and its members, overseen by the Governance, Risk & Nominating Committee.

Plurality Plus Voting for Directors; Director Resignation Policy

Our bylaws contain a “plurality plus” voting standard for the election of directors. Under this standard, directors are elected by a plurality of the votes cast. However, the “plurality plus” standard provides that in an uncontested election (that is, an election where the number of nominees is equal to the number of open board seats), if an incumbent director standing for reelection is elected but receives more “WITHHOLD” votes than “FOR” votes cast, the director must submit her or his resignation to the Board. The Governance, Risk & Nominating Committee will then promptly consider the resignation and recommend to the Board the action to be taken on the offered resignation. The Board is required to act on the Committee’s recommendation no later than the date of the Board’s next regularly scheduled meeting. The director whose resignation is under consideration may not participate in the recommendation of the committee or deliberations of the Board with respect to her or his resignation. Following the Board’s decision, the decision is to be reported by filing a Current Report on Form 8-K. If a resignation is accepted, the Governance, Risk & Nominating Committee would also recommend to the Board whether to fill such vacancy immediately, retain the vacancy for a period, or reduce the size of the Board.

Term Limits and Mandatory Retirement Age

The Board has not established a maximum length of service or a mandatory retirement age for directors. The Board believes that the skill sets and perspectives of its members should remain sufficiently current and broad in dealing with current and changing business dynamics, and therefore seeks to maintain a balance of directors with varying lengths of service and ages. While the Board recognizes that term limits and/or a mandatory retirement age could assist in this regard, such requirements may have the unintended consequence of forcing the Board and the Company to lose the contribution of directors who over time have developed increased judgment, knowledge, and valuable insight into the Company and our operations. The Board also believes that there are other, more effective means to address board refreshment, including through a robust annual self-assessment process.

Communicating with the Board of Directors

Our shareholders or other interested parties wishing to communicate with the Board, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group as follows:

USANA Health Sciences, Inc.
c/o Joshua Foukas, Chief Legal Officer, General Counsel and Corporate Secretary
3838 West Parkway Boulevard
Salt Lake City, Utah 84120

Please address any communication by e-mail to investor.relations@usanainc.com and mark “Attention: Corporate Secretary” in the “Subject” field.

Our Chief Legal Officer serves as Corporate Secretary and determines, at his discretion, whether the nature of the communication is such that should be brought to the attention of the Board, a committee, the Lead Independent Director, or all independent directors. Accounting, audit, internal accounting controls, and other financial matters will be referred to the Chair of the Audit Committee. Other matters will be referred to the non-management directors, or individual directors as appropriate. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations, advertisements, or offensive or inappropriate material.

Risk Oversight and Management

Our Board is actively involved in the assessment, oversight and management of the material corporate risks that could affect the Company. The Board carries out its risk oversight and management responsibilities by monitoring risk directly as a full board and, where appropriate, through its committees. Effective risk oversight is a priority of the Board.

Our Board has delegated responsibility for risk management largely to the Audit Committee and the Governance, Risk & Nominating Committee. The Board has also delegated responsibility for risk management related to executive compensation to the Compensation Committee and risk management related to all matters of corporate sustainability to the Sustainability Committee. The Audit Committee oversees assessment and management of risk related to our financial, legal and fraud policies. This includes regular evaluation of risks related to our financial statements, internal control over financial reporting, liquidity, capital structure, and investments, including land acquisition and development. The Governance, Risk & Nominating Committee oversees our general risk identification and mitigation process. This includes regular evaluation of strategic, operational, legal, regulatory, and corporate governance risks, including through this committee’s oversight of the Company’s enterprise risk management system, which is operated by management. The Board and its committees also receive regular reports from members of senior management on areas of material risk to the Company. While the Board has an oversight role, management has the direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company. Each standing committee of the Board has the following risk oversight responsibilities and provides regular reports to the Board on at least a quarterly basis:

Audit Committee

The Audit Committee oversees the management of the following financial risks:

•Audit and accounting matters;
•Liquidity and credit;
•Corporate tax positions;
•Insurance coverage;
•Cash investment strategy;
•Financial results; and
•Related operational and regulatory matters.

In addition, the committee is responsible for managing risk relating to our financial and business process systems, including the performance of our internal audit function and independent registered public accounting firm, whistleblower complaints and internal investigations, systems of internal controls and disclosure controls and procedures.

Governance, Risk & Nominating Committee

The Governance, Risk & Nominating Committee oversees management of the following risks:

•Corporate governance practices;
•Compliance and ethics programs;
•Regulatory risk;

•Operational risk related to our information technology systems, including data security, data privacy, and artificial intelligence (AI) matters;
•Director independence;
•Board composition; and
•Board performance and effectiveness.

The committee also reviews, monitors and assesses the allocation of responsibility for risk oversight among the Board and the standing committees of the Board.

Sustainability Committee

The Sustainability Committee oversees and monitors our execution upon the following risks:

•Sustainability matters, including environmental, social, and governance (“ESG”) concerns and corporate social responsibility matters;
•Public policy and engagement;
•Political advocacy; and
•Charitable endeavors.

Compensation Committee

The Compensation Committee oversees the management of the following risks:

•Executive compensation;
•Compensation and benefit plans and arrangements;
•Compensation strategies, practices and policies; and
•Board compensation.

The Compensation Committee ensures that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works periodically with its independent compensation consultant to structure executive compensation plans that are appropriately balanced and that incentivize management to act in the best interest of our shareholders.

Composition and Meetings of the Board of Directors and its Committees

The shareholders elect directors annually to serve for one-year terms or until their successors are elected and qualified. The Board establishes policy and provides strategic direction, oversight, and control of the Company. The Board met seven times during Fiscal Year 2025 and each director attended at least 90% in the aggregate of the total number of meetings of the Board and the committees on which they served during Fiscal Year 2025. We encourage, but do not require, members of the Board to participate in our annual meeting of shareholders, and four of our directors participated in last year’s annual meeting of shareholders. Independent directors also met in executive session four times during Fiscal Year 2025, with all currently incumbent non-management Board members in attendance at each of those sessions.

Audit Committee

The Audit Committee has been formed to comply with the requirements of the definition of “audit committee” under Section 3(a)(58)(A) of the Exchange Act. During Fiscal Year 2025, the members of the Audit Committee were its Chair, Mr. Fuller, Ms. Ding, Mr. Nixon, Ms. Pelosi, Mr. Winssinger, and Dr. Wood. The Board has determined that each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the Exchange Act and qualifies under the independence standards of the NYSE. The Board also has determined that each member of the Audit Committee is financially literate as interpreted by the Board in its business judgment, and that each of Mr. Fuller, Mr. Nixon and Mr. Winssinger qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

The Audit Committee met four times during Fiscal Year 2025, with all members of the Audit Committee in attendance at each meeting during the period that they served as directors. In addition, the Audit Committee met privately with internal audit, management and finance staff and with our independent registered public accounting firm during the year in fulfilling its duties described below. The Audit Committee makes recommendations to the Board with respect to financial and accounting matters in fulfilling the duties described below.

The Audit Committee appoints and establishes the compensation for our independent registered public accounting firm, approves in advance all engagements with the independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by us to prepare our periodic reports, and reviews and approves our critical accounting policies. The Audit Committee also discusses audit plans and reviews results of the audit engagement with our independent registered public accounting firm, obtains and reviews a report of our independent registered public accounting firm describing certain matters required by the listing standards of the NYSE, reviews the independence of our independent registered public accounting firm, oversees our internal audit function and our accounting processes, including the adequacy of our internal control over financial reporting and, where it determines to do so, makes recommendations to the Board with respect to rotation of the lead partner or the independent registered public accounting firm and with respect to other financial and accounting matters. Our independent registered public accounting firm and internal audit department report directly to the Audit Committee. The Audit Committee oversees and approves certain related party transactions and other matters that may involve conflicts of interest.

Governance, Risk & Nominating Committee

The Governance, Risk & Nominating Committee reviews, develops and makes recommendations regarding various matters related to the Board, including its size, composition, standing committees and practices. The Governance, Risk & Nominating Committee also reviews and implements corporate governance policies, practices, and procedures. The Governance, Risk & Nominating Committee reviews the performance and effectiveness of the Board, its standing committees, and its individual members. During Fiscal Year 2025, the members of the Governance, Risk & Nominating Committee were its Chair, Mr. Fuller, Ms. Ding, Mr. Fleming, Mr. Nixon, Ms. Pelosi, Mr. Winssinger and Dr. Wood. Each member of the Governance, Risk & Nominating Committee meets the definition of “independent” set forth in the NYSE standards. The Governance, Risk & Nominating Committee met four times during Fiscal Year 2025, with all members in attendance at each meeting during the period that they served as directors.

Although the Board has no formal policy regarding diversity, the Governance, Risk & Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (such as gender, ethnicity, and age) and experience (such as industry, professional, and public service) of directors and prospective nominees to the Board. The Governance, Risk & Nominating Committee may from time to time consider qualified nominees for director who are recommended by shareholders. The Governance, Risk & Nominating Committee does not use different standards for evaluating nominees based on whether they have been suggested by our shareholders or by our directors. Shareholders who wish to make such a recommendation may do so by sending a written notice to our Corporate Secretary, as described under the heading “Shareholder Proposals for 2027 Annual Meeting” below.

Sustainability Committee

The Sustainability Committee reviews, develops and makes recommendations regarding all matters related to corporate sustainability. During Fiscal Year 2025, the members of the Sustainability Committee were its Chair, Ms. Pelosi, Mr. Fleming, Mr. Nixon, Mr. Winssinger and Dr. Wood. Each member of the Sustainability Committee meets the definition of “independent” set forth in the NYSE standards. The Sustainability Committee met four times during Fiscal Year 2025, with all members in attendance at each meeting during the period that they served as directors. Beginning in Fiscal Year 2026, the Sustainability Committee will meet twice a year to address all matters related to corporate sustainability.

The Sustainability Committee (i) tracks our progress and execution of our sustainability strategy; (ii) oversees and reviews our sustainability disclosures, including those in this Proxy Statement and any sustainability report or other document issued by the Company; (iii) reviews public policy matters and trends that may affect the Company; and (iv) oversees our public policy engagement practices, as well as practices regarding political contributions and charitable endeavors.

Compensation Committee

The Compensation Committee has responsibility, authority, and oversight relating to the development of our overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies and oversees compensation plans for our executive officers and non-executive employees. The Compensation Committee seeks to ensure that our compensation policies and practices promote shareholder interests and support our compensation objectives and philosophy. Members of the Compensation Committee during Fiscal Year 2025 were Mr. Winssinger, as Chair, Mr. Fleming, Mr. Fuller, Mr. Nixon, Ms. Pelosi, and Dr. Wood. Each member of the Compensation Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and as an independent director under the NYSE listing standards, for purposes of service on a compensation committee. The Compensation Committee met four times during Fiscal Year 2025, with all members in attendance at each meeting during the period that they served as members.

The Compensation Committee’s responsibilities include: (i) reviewing and recommending to the Board the salaries, bonuses, and other forms of compensation and benefit plans for management and (ii) administering our equity and long-term incentive compensation plans. The duties of the Compensation Committee as the administrator of those plans include, but are not limited to, determining those persons who are eligible to receive awards, establishing terms of all awards, authorizing officers of the Company to execute grants of awards, and interpreting the provisions of the equity compensation plans and grants that are made under those plans. The Compensation Committee determines the compensation of our Chief Executive Officer, Named Executive Officers (as defined in the notes to the Beneficial Ownership Table under “Security Ownership of Certain Beneficial Owners and Management”), and other executive officers as assigned by the Board. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis or “CD&A” included in this Proxy Statement.

To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers, the Compensation Committee has historically engaged the services of an independent, outside compensation consulting firm. In December 2024, the Compensation Committee engaged CODA Advisors (“CODA”), a national compensation consulting firm, to review both executive compensation practices and competitiveness. During 2025, the Compensation Committee continued to utilize the report and related materials provided by CODA in 2024. More information is provided about CODA in the discussion under the heading “Compensation Discussion and Analysis” in this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee at January 3, 2026 was comprised of Mr. Winssinger, Chair, Mr. Fleming, Mr. Fuller, Mr. Nixon, Ms. Pelosi, and Dr. Wood. All members of the Compensation Committee are independent directors. No member of the Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons.” During Fiscal Year 2025, none of our executive officers served as a director or member of the compensation committee (or other committee of the Board of directors performing equivalent functions) of another entity that had an executive officer serving on our Board.

DIRECTOR COMPENSATION

We believe that our director compensation program is designed to attract and fairly compensate highly qualified, non-employee directors to represent our shareholders and to act in the shareholders’ best interests. The director compensation program was recommended by the Compensation Committee to, and approved by, our Board. The annual retainer paid to our non-employee directors consists of a quarterly cash retainer. These directors also generally receive an initial grant of equity, followed by annual equity grants. Our executive officers do not determine the amount of non-employee director compensation, except that Mr. Guest, our Executive Chairman of the Board in 2025, and now our Chief Executive Officer, votes on the recommendations of the Compensation Committee in his capacity as a member of the Board. In 2025, Mr. Guest was compensated as our Executive Chairman of the Board and he did not receive any cash or other compensation for his service as a director. Beginning in 2026, Mr. Guest will be compensated as our Chief Executive Officer and serve as Chairman of the Board and will not receive any cash or other compensation for his service as a director.

Fiscal Year 2025 Director Compensation

For the purpose of determining non-employee director compensation, the Compensation Committee considered recommendations from a 2025 survey of peer board compensation conducted by the Compensation Committee’s compensation consultant, the Director Compensation Report published by the National Association of Corporate Directors, and other resources. The Compensation Committee also considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Compensation Committee also specifically considered the amounts payable under and the various components of our director compensation program, as well as the aggregate director compensation cost, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining executive compensation. See the “Director Compensation Table” below, for total compensation paid to our directors in Fiscal Year 2025.

Cash Compensation. In Fiscal Year 2025, we paid each of our non-employee directors an annual cash retainer of $91,400. We paid additional amounts to certain directors as follows:

•$20,200 to the Chair of the Audit Committee;
•$15,200 to the Chair of the Compensation Committee;
•$13,000 to the Chair of the Governance, Risk & Nominating Committee; and
•$13,000 to the Chair of the Sustainability Committee.

We do not pay meeting attendance fees unless the Board or a standing Board committee is required to hold an unusually high number of meetings, in which case the Compensation Committee may in its discretion, approve additional compensation for those directors affected by these additional meetings. Directors are also eligible for reimbursement of their expenses incurred in attending Board and committee meetings in accordance with Company policy. Examples of reimbursable expenses are airfare, hotel and meals for the director incurred in connection with attendance at meetings. We pay the director retainer fees in quarterly installments.

Equity Compensation. Our non-employee directors also participate in an equity compensation program. This program involves an initial grant of equity in connection with the director’s initial election or appointment to the Board, with the target delivered value prorated for the fiscal year based on the date of election or appointment. Initial equity awards generally vest in equal quarterly installments beginning with the quarter following the grant date for the number of quarters remaining in their initial year of service. We also make annual equity awards to each director. These awards also vest in four equal quarterly installments beginning with the quarter following the grant date. By delivering a portion of the annual director retainer in the form of equity-based compensation, the structure strengthens the alignment between the interests of our non-employee directors and our shareholders.

Director Compensation Table

The following table sets forth the compensation awarded to, or earned by, each of our non-employee directors during Fiscal Year 2025. The compensation disclosed below for Mr. Guest reflects his total compensation for his service as Executive Chairman of the Board during Fiscal Year 2025, including compensation he receives as an employee of the Company. In Fiscal Year 2025, equity awards made to non-employee directors were in the form of RSUs as indicated in the notes to the table below.

The table below summarizes the compensation paid by us to our directors for the fiscal year ended January 3, 2026.

	Fees earned	Stock	All other	Total ($)
Name	or paid	awards ($)(2)	compensation
	in cash ($)(1)		($)(3)
Kevin G. Guest	—	$900,012	$1,035,785	$1,935,797
Xia Ding	$91,400	$127,027	—	$218,427
John T. Fleming	$91,400	$127,027	—	$218,427
Gilbert A. Fuller	$124,600	$127,027	—	$251,627
J. Scott Nixon	$91,400	$127,027	—	$218,427
Peggie J. Pelosi	$104,400	$127,027	—	$231,427
Frederick J. Winssinger	$106,600	$127,027	—	$233,627
Timothy E. Wood, Ph.D.	$91,400	$127,027	—	$218,427

(1)	This amount reflects the aggregate dollar amount of all cash compensation earned for service as a director.
(2)	These amounts set forth in the “Stock awards” column represent the aggregate grant date fair value of the RSUs granted during Fiscal Year 2025, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Each of these awards was granted under our 2025 Equity Incentive Plan, with the exception of Mr. Guest whose awards were granted under our 2015 Equity Incentive Plan. These amounts represent 31,425 RSUs granted to Mr. Guest on February 27, 2025, vesting in four equal yearly installments, commencing on February 27, 2026, and 4,230 RSUs granted to each of Ms. Ding, Mr. Fleming, Mr. Fuller, Mr. Nixon, Ms. Pelosi, Mr. Winssinger, and Dr. Wood on May 20, 2025, vesting in four equal quarterly installments, commencing on July 24, 2025.
(3)	Non-employee directors do not receive any other perquisites or personal benefits or property as part of their compensation. The All other compensation amount reported for Mr. Guest consists of Mr. Guest’s compensation as an employee of the company for 2025, specifically: (1) salary of $750,000; (2) a cash incentive plan bonus of $112,500; and (3) $173,285 in other compensation, including $12,250 in employer's matching contributions to Mr. Guest's 401(k) plan, and $161,035 in the aggregate incremental cost of Mr. Guest's non-business use of the Company's aircraft.

PROPOSAL #2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG as our independent registered public accounting firm for Fiscal Year 2026. KPMG has served as our independent registered public accounting firm since September 16, 2013. Services provided by KPMG to us and our subsidiaries in the Fiscal Year 2025 and the fiscal year ended December 28, 2024 (“Fiscal Year 2024”) are described below.

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we believe it is a sound corporate governance practice. If our shareholders do not ratify the selection, the Audit Committee will consider whether to retain KPMG, but may retain them in the Audit Committee’s discretion. In addition, even if the appointment is ratified, the Audit Committee could in its discretion subsequently appoint a different independent registered public accounting firm without shareholder approval, if it were to determine that doing so would be in the best interests of the Company and our shareholders.

The ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Representatives of KPMG will be present virtually at the Annual Meeting and will have an opportunity to make a statement and/or to respond to appropriate questions from shareholders.

Independence

KPMG has advised us that it has no direct or indirect financial interest in us or in any of our subsidiaries and that during Fiscal Year 2025, it had no connection with us or any of our subsidiaries, other than as our independent registered public accounting firm or in connection with certain other services, as described below.

Fees to Independent Registered Public Accounting Firm

During Fiscal Year 2025, we entered into an engagement agreement with KPMG, which set forth the terms by which KPMG agreed to perform audit services for us and our subsidiaries. Those services consisted of the audit of our annual consolidated financial statements, and the effectiveness of our internal control over financial reporting, review of the quarterly financial statements, stand-alone audits of financial statements of certain subsidiaries, and accounting consultations, consents, and other services related to our SEC filings, internal control assessments related to the Sarbanes-Oxley Act, tax compliance and consulting services and transfer pricing services. KPMG did not perform any financial information systems design and implementation services for us or our subsidiaries in Fiscal Year 2025.

During Fiscal Year 2024, we entered into an engagement agreement with KPMG, which set forth the terms by which KPMG agreed to perform audit services for us and our subsidiaries. Those services consisted of the audit of our annual consolidated financial statements, and the effectiveness of our internal control over financial reporting, review of the quarterly financial statements, stand-alone audits of financial statements of certain subsidiaries, and accounting consultations, consents, and other services related to our SEC filings, tax compliance and consulting services and transfer pricing services. KPMG did not perform any financial information systems design and implementation services for us or our subsidiaries in Fiscal Year 2024.

The following table summarizes the fees paid by us to KPMG during Fiscal Years 2025 and 2024:

Type of Service	Fiscal Year 2025	Fiscal Year 2024
Audit Fees	$3,384,785	$3,123,183
Audit-Related Fees	$162,482	$0
Tax Fees	$142,970	$183,460
Total Fees	$3,690,237	$3,306,643

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

It is the policy of the Audit Committee, as set forth in the Audit Committee’s Charter, to pre-approve, consistent with the requirements of the federal securities laws, all auditing services and permissible non-audit services provided to the Company by its independent registered public accounting firm. The Audit Committee pre-approves any engagement of KPMG and has the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for shareholder approval.

Prior to the performance of any services, the Audit Committee approves all audit and non-audit services to be provided by our independent registered public accounting firm and the fees to be paid therefor. Although the Sarbanes-Oxley Act permits the Audit Committee to pre-approve some types or categories of services to be provided by the independent registered public accounting firm, it is the current practice of the Audit Committee to specifically approve all services provided by the independent registered public accounting firm in advance, rather than to pre-approve certain types of services. In connection with this practice, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining KPMG’s independence and has established policies and procedures for the pre-approval of audit, audit related, tax and permissible other services to be provided to the Company by our independent registered public accounting firm. All fees listed in the table above were pre-approved by the Audit Committee.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board unanimously recommends a vote FOR ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for Fiscal Year 2026.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of six directors, all of whom meet the independence standards contained in the NYSE listing standards, SEC rules, and USANA’s Corporate Governance Principles, and operates under a written charter adopted by the Board. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control over financial reporting.

The Audit Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm, and oversees and monitors the Company’s financial reporting process on behalf of the Board. The Audit Committee selected KPMG as the Company’s independent registered public accounting firm for Fiscal Year 2025. KPMG is responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing opinions on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting. KPMG is also responsible for communicating its judgments as to the quality and the acceptability of the Company’s financial reporting, and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”).

Management has reported to the Audit Committee that the Company’s consolidated financial statements for Fiscal Year 2025 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has also reviewed and discussed the audited consolidated financial statements for Fiscal Year 2025 and accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and KPMG. This discussion included KPMG’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with KPMG its independence from management and the Company, including the impact of any non-audit-related services provided to the Company, the matters in KPMG’s written disclosures, and the letter from KPMG to the Audit Committee pursuant to the applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning its independence. The Audit Committee also discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 1301, as adopted by the PCAOB.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in USANA’s Annual Report on Form 10-K for the Fiscal Year ended January 3, 2026, filed with the Securities and Exchange Commission. The Audit Committee also evaluated and reappointed KPMG as the Company’s independent registered public accounting firm for Fiscal Year 2026.

Respectfully submitted by the members of the Audit Committee:

Gilbert A. Fuller, Chairman
Xia Ding
J. Scott Nixon, CPA (emeritus)
Peggie Pelosi
Frederic J. Winssinger
Timothy E. Wood, Ph.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of March 16, 2026, by (i) each person known by us to be the beneficial owner of more than 5% of the issued and outstanding common stock based upon their most recent filings or correspondence with the SEC; (ii) each of our Named Executive Officers ("NEOs") (see Note 8 to the table below) and directors individually; and (iii) all of our executive officers and directors as a group.

Except as indicated in the footnotes below, each of the persons listed below is believed to exercise sole voting and investment power over the shares of common stock that are listed for such individual or entity in this table. The address of each director and executive officer shown in the table below is c/o USANA Health Sciences, Inc., 3838 West Parkway Boulevard, Salt Lake City, Utah 84120.

Name and address	Number of shares(1)	Percent of class(2)
Beneficial Owners of More Than 5%
Gull Global, Ltd. (3) PO Box N-4899, 2/F Bahamas Financial Ctr. Shirley & Charlotte Streets Nassau, C5 BH1-1000	7,408,345	40.1%
Vanguard Group Inc. (4) PO BOX 2600 V26 Valley Forge, PA 19482-2600	934,316	5.1%
Renaissance Technologies LLC (5) 800 Third Avenue New York, New York 10022	1,147,323	6.2%
Pzena Investment Management LLC (6) 320 Park Avenue, 8th Floor New York, New York 10022	1,134,429	6.1%
Directors and Named Executive Officers (7)
Jim H. Brown, Chief Executive Officer & President (former) (8)	17,453	*
G. Douglas Hekking, Chief Financial Officer (9)	6,754	*
Walter Noot, Chief Operating Officer	9,256	*
Joshua Foukas, Chief Legal Officer & General Counsel	3,791	*
Brent Neidig, Chief Commercial Officer	7,513	*
Kevin G. Guest, Chief Executive Officer & Chairman of the Board (current) (10)	47,067	*
Frederic J. Winssinger, Director (11)	11,761	*
Gilbert A. Fuller, Director (12)	5,879	*
Timothy E. Wood, Ph. D, Director (13)	10,877	*
Peggie J. Pelosi, Director (14)	6,032	*
John T. Fleming, Director (15)	6,680	*
J. Scott Nixon, CPA (emeritus), Director (16)	9,813	*
Xia Ding, Director (17)	7,641	*
Directors and Officers as a group (13 persons)	150,517	*

*	Less than one percent.

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to SSARs, RSUs, or PSUs that have not vested or that are not otherwise exercisable or vested as of the date hereof and which will not become vested or exercisable within 60 days of March 16, 2026.

(2)
Percentages are rounded to nearest one–tenth of one percent. Percentages are based on 18,456,935 shares outstanding on March 16, 2026. Shares of common stock subject to SSARs that are presently exercisable or exercisable within 60 days of March 16, 2026, are deemed to be beneficially owned by the person holding the SSARs for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for computing the percentage of any other person.

(3)	Reflects the number of shares held at year-end, as reported on Form 4 filed on September 5, 2025.
(4)	Reflects the number of shares held at year-end, as reported on Form 13F-HR filed on January 29, 2026.
(5)	Reflects the number of shares held at year-end, as reported on Form 13F-HR filed on February 12, 2026.

(6)	Reflects the number of shares held at year-end, as reported on Form 13F-HR filed on February 6, 2026.
(7)
For Fiscal Year 2025, our NEOs (pursuant to Item 402 of Regulation S-K, comprising our principal executive officer, principal financial officer, and three additional highest compensated executive officers) Jim H. Brown (Chief Executive Officer & President), G. Douglas Hekking (Chief Financial Officer), Walter Noot (Chief Operating Officer), Joshua Foukas (Chief Legal Officer & General Counsel), and Brent Neidig (Chief Commercial Officer).

(8)	Includes 15,287 shares held of record and 2,166 shares that are held in the executive’s 401(k) account.
(9)	Includes 5,360 shares held of record and 1,394 shares that are held in the executive’s 401(k) account.
(10)	Includes 45,381 shares held of record and 1,686 shares that are held in the executive's 401(K) account.
(11)
Includes 7,044 shares held of record and 1057 RSUs that will vest within 60 days of March 16, 2026, and are convertible to shares of common stock at a one-for-one ratio. Includes also, 3,660 DSUs, which are vested.

(12)
Includes 0 shares held of record and 1057 RSUs that will vest within 60 days of March 16, 2026, and are convertible to shares of common stock at a one-for-one ratio. Includes also, 4,822 DSUs, which are vested.

(13)	Includes 9,820 shares held of record and 1057 RSUs that will vest within 60 days of March 16, 2026, and are convertible to shares of common stock at a one-for-one ratio.
(14)	Includes 4,975 shares held of record and 1057 RSUs that will vest within 60 days of March 16, 2026, and are convertible to shares of common stock at a one-for-one ratio.
(15)	Includes 5,623 shares held of record and 1057 RSUs that will vest within 60 days of March 16, 2026, and are convertible to shares of common stock at a one-for-one ratio.
(16)	Includes 8,756 shares held of record and 1057 RSUs that will vest within 60 days of March 16, 2026, and are convertible to shares of common stock at a one-for-one ratio.
(17)	Includes 6,584 shares held of record and 1057 RSUs that will vest within 60 days of March 16, 2026, and are convertible to shares of common stock at a one-for-one ratio.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our common stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our common stock and other securities. We assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of copies of Section 16 reports in our possession and written representations from reporting persons regarding reports required to be filed during the fiscal year ended January 3, 2026, we believe that during 2025 all required reports for our directors, executive officers, principal accounting officer and persons who beneficially own more than 10% of our common stock were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

In the ordinary course of business, we may engage in transactions that have the potential to create actual or perceived conflicts of interest between USANA and our directors and officers or their immediate family members. The Audit Committee charter requires that the Audit Committee review and approve any related party transaction or, in the alternative, that it notify and request action on the related party transaction by the full Board. While we have not adopted formal written procedures for reviewing such transactions, in deciding whether to approve a related party transaction, the Audit Committee may consider, among other things, the following factors:

•	information regarding the goods or services that are proposed to be provided, or that are being provided, by or to the related party;
•	the nature of the transaction and the costs to be incurred by the Company;
•	an analysis of the costs and benefits that are associated with the transaction and a comparison of alternative goods or services that are available to the Company from unrelated parties;
•	an analysis of the significance of the transaction to the Company;
•	whether the transaction would be in the ordinary course of our business;
•	whether the transaction is on terms that are comparable to those that could be obtained in an arm’s-length dealing with an unrelated third party; and
•	whether the transaction could result in an independent director no longer being considered independent under the NYSE rules.
After considering these and other relevant factors, the Audit Committee either (1) approves or disapproves the related party transaction, or (2) requests that the full Board consider the matter. The Audit Committee will not approve any related party transaction that is not on terms that it believes are both fair and reasonable to USANA. The Company was not a party to any related party transactions in 2025 that required disclosure.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Executive Summary

The following Compensation Discussion and Analysis describes our executive compensation philosophy, the structure of our executive compensation programs, the factors that we consider when making decisions regarding the compensation for our Chief Executive Officer and other executive officers, including those NEOs identified in the Summary Compensation Table (referred to and included in the group referenced below by the terms “executive” and “executives” in this Compensation Discussion and Analysis).

Executive Summary

We believe that our executives and employees, as well as the compensation programs that incent them, are key factors in driving strong financial and operational performance and creating shareholder value. With that in mind, our executive compensation program is designed to, among other things, (i) provide a competitive and equitable compensation and benefits package for our executives; (ii) promote a pay-for-performance philosophy; and (iii) motivate and retain effective executives. Proposal Number 3 of this Proxy Statement provides you the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs for Fiscal Year 2025 as set forth in this Proxy Statement. At our 2025 Annual Meeting of Shareholders held on May 19, 2025, shareholders had the opportunity to provide an advisory vote on the compensation paid to our NEOs. Over 95% of the votes cast by our shareholders at that meeting were in favor of the non-binding resolution approving executive compensation paid in Fiscal Year 2024 to our NEOs. The Compensation Committee believes that those results generally affirm shareholder support of our approach to executive compensation.

Summary of 2025 Accomplishments

Although our fiscal year 2025 operating results reflected continued, cautious consumer sentiment across most of the markets in our core nutritional business, our acquisition of Hiya Health Products at the end of 2024 benefitted our consolidated business in fiscal year 2025 and resulted in a net sales increase of 8.3% compared to fiscal year 2024. We also made progress on several meaningful initiatives in 2025 and will continue to advance those initiatives throughout our business in 2026. For example, in the fourth quarter of 2025 we initiated a comprehensive process to align all costs throughout the business globally with our current level of sales which is already yielding benefits. During the year we also launched several enhancements to our Brand Partner compensation plan to make our business opportunity more compelling and appealing in today's competitive and evolving marketplace. We expect that these compensation plan enhancements will benefit our business in 2026 through increased sales force engagement and productivity. During 2025, we also continued to execute our diversification strategy towards an omnichannel model. That strategy is designed to generate growth in our consolidated business (beyond our core nutritional business) and modernize our overall offering for today’s evolving marketplace. Net sales outside of our core nutritional business represented 16% of consolidated net sales in 2025, up from approximately 1% in 2024. We are confident that these initiatives will lay the foundation for the Company to generate long-term growth. During 2025, we generated $22 million of consolidated operating cash flow and ended the year with $158 million in cash and cash equivalents.

Compensation Philosophy and Objectives

Our compensation philosophy, as approved by the Compensation Committee, is to establish and maintain executive compensation programs that are designed to accomplish the following objectives:

•	Attract and retain, through a fair and competitive compensation plan, executives who have the intelligence, education, and experience that are required to effectively administer the affairs of the Company;
•	Motivate our executives to achieve certain financial and non-financial performance objectives for the benefit of our shareholders by tying components of their total compensation to individual and Company performance; and
•	Ensure that compensation practices do not impair our financial strength or future success.

Overview of Components of Executive Compensation Program

Our executive compensation program includes three main components: base salary, short-term incentive compensation (in the form of a cash bonus), and long-term incentive compensation (in the form of equity awards). Short-term incentive compensation is performance-based and designed to motivate our executives to achieve annual financial and non-financial performance objectives. The cap for short-term incentive compensation is 200% of an executive’s base salary. Long-term incentive compensation utilizes equity awards, which vest over several years. These awards reward the executive for sustainable corporate performance and are intended to align the financial interests of our executives with those of our shareholders. The Compensation Committee believes that these three components provide an appropriate framework to attract, retain and motivate our executives, and align a significant portion of executive compensation with short- and long-term performance objectives that drive shareholder value.

For executive retention purposes, we believe it is important to provide executives and key employees with an opportunity to accumulate savings for retirement. Consequently, key employees, including our NEOs, may elect to participate in the USANA Health Sciences, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), which is a nonqualified deferred compensation plan. The Deferred Compensation Plan includes a limited matching contribution up to a maximum of 10% of the deferral (with the matching portion not to exceed $10,000). Executives may also participate in our employer-sponsored 401(k) retirement plan to accumulate savings for retirement.

Other than as described in this Compensation Discussion and Analysis and the Summary Compensation Table below, we typically do not provide benefits to our executives that are different from, or in addition to, those that are provided to our general employees.

Role of Compensation Committee

Our executive compensation philosophy and practice has been developed through a collaborative effort of the Compensation Committee, Chief Executive Officer, and Chief People Officer. In addition, the Compensation Committee has historically engaged the services of an independent, outside compensation consulting firm. The Compensation Committee regularly seeks input in its meetings from these officers and, in its discretion, the Compensation Consultant, including their ideas, opinions, and proposals regarding executive compensation; however, the Compensation Committee functions and votes independently and is responsible for all changes to the executive compensation philosophy and program.

Role of Corporate Management in Assisting Compensation Committee

The Compensation Committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for our NEOs. It is responsible for ensuring that executive compensation decisions are thoroughly researched and implemented. All of our executives and employees participate in an annual talent review in which the executive or employee receives input from their immediate supervisor, peers, and subordinates about his or her performance and contributions to our results for the period being assessed. The Compensation Committee seeks input from the Chief Executive Officer and the Chief People Officer to identify key factors and to obtain information related to executive compensation. These key factors and information generally involve an executive’s level of responsibility, years of experience, current overall compensation level in relation to external market studies and internal equity analyses between executives, the impact of current compensation practices on our financial statements and condition, the relationship between executive compensation and performance of the Company, and other relevant data.

Our Chief People Officer takes direction from and makes suggestions to the Chair of the Compensation Committee in establishing the quarterly committee meeting agenda and preparing the materials to be presented to the Compensation Committee. These materials contain minutes from prior meetings, key items to be addressed, and background information to help the Compensation Committee in its decision-making process.

Compensation Consultant

In Fiscal Year 2025, the Compensation Committee consulted with CODA and relied upon the comprehensive review of the Company’s executive compensation program performed by CODA in Fiscal Year 2024 as well as other market information and data to render executive compensation decisions. CODA’s review, along with the other market information, provided the Committee with information and data concerning a variety of factors of executive compensation, including total compensation benchmarking, aggregate equity compensation, and various other incentive practices. The Committee also utilized the materials from CODA to render executive compensation decisions for Fiscal Year 2026. Prior to engaging CODA, the Compensation Committee considered and assessed CODA’s independence. To ensure CODA’s continued independence and to avoid any actual or apparent conflict of interest, the Compensation Committee does not permit CODA to be engaged to perform any services for the Company beyond those services provided to the Compensation Committee. The Compensation Committee has sole authority to retain or terminate CODA as its executive compensation consultant and to approve its fees and other terms of engagement. The Compensation Committee regularly considers the independence of the Compensation Consultant and determines whether any related conflicts of interest require disclosure.

Peer Groups

We use two peer groups to benchmark the Company against similar companies in the marketplace: the Compensation Peer Group and the Performance Peer Group. The Compensation Peer Group consists of companies with which we generally compete for talent. This group is reviewed on a periodic basis for appropriateness. The Performance Peer Group consists only of publicly traded direct selling companies, including some who are in the broader Compensation Peer Group. This Performance Peer Group is used to assess the Company’s overall operating performance relative to the performance of these direct peers.

Compensation Peer Group

To assist it in rendering the executive compensation determinations for our executives, the Compensation Committee has utilized, among other things, a Compensation Peer Group of 15 publicly traded direct selling, nutritional or personal product companies to benchmark the Company’s position in its use of cash and equity compensation for executives. These companies were all within a reasonable range of our revenue, operating income, and market capitalization. This information was gathered and analyzed for the 25th, 50th, and 75th percentiles for annual salary, short-term incentive and long-term incentive pay elements. Where possible, the Compensation Committee matched our executives to appropriate proxy and survey positions based on job duties and level of responsibility to their counterparts in this peer group. For Fiscal Year 2025, our Compensation Peer Group included the following companies:

BellRing Brands	Edgewell Personal Care
E.L.F. Beauty	The Hain Celestial Group, Inc.
Herbalife, Ltd.	Prestige Brands Holdings, Inc.
Inter Parfums, Inc.	Primerica, Inc.
LifeVantage Corporation	Revlon, Inc.
Medifast	Weight Watchers International, Inc
Nature’s Sunshine Products, Incorporated	Simply Good Foods
Nu Skin Enterprises, Inc.

Performance Peer Group

The Performance Peer Group consists of other publicly traded direct selling companies and is used to assess (i) our operating performance relative to the performance of these direct peer companies, and (ii) the appropriateness of our incentive plan payout relative to this peer group. This group includes many of the companies in the broader Compensation

Peer Group. The Performance Peer Group companies were selected because they compete with USANA in the consumer marketplace and for shareholder investment and face similar business dynamics and challenges. We utilize the Performance Peer Group in the Pay versus Performance Table contained in this Proxy Statement as required by Item 402(v) of Regulation S-K to assess total shareholder return relative to the peer group. For Fiscal Year 2025, our Performance Peer Group included the following companies:

Herbalife, Ltd.	LifeVantage Corporation
Mannatech, Inc.	Medifast, Inc.
Nature’s Sunshine Products, Incorporated	Nu Skin Enterprises, Inc.

Compensation Risk Assessment

Our Compensation Committee considers the risk to the Company associated with each component of our executive compensation program, namely base salary, and short- and long-term incentive compensation. In considering these risks, the Compensation Committee believes that the following factors, among others, reduce the likelihood of excessive risk-taking in connection with executive compensation at USANA:

•	Our compensation components provide a balanced mix of (i) cash and equity compensation, (ii) short-term and long-term incentive compensation, and (iii) financial performance metrics;
•	Our executives all participate in the same short-term incentive program with similar performance metrics;
•	Maximum pay-out levels for short-term incentive compensation are capped at 200% of base salary for our Chief Executive Officer and 100% of base salary for our other executives;
•	Our equity awards generally vest over several years and generate incremental value (over the value at the grant date, if any) if the Company performs well financially and our stock price increases over time;
•	We maintain strict internal control over the determination and payout of each component of executive compensation; and
•	We do not typically enter into employment or other management agreements with any of our executive officers that contain post-termination or change-in-control payments.

Based on the Compensation Committee’s review of these factors and on the results of the risk assessment, the Committee determined that our executive compensation is designed according to its stated philosophy and does not create risks that are reasonably likely to have a material adverse effect on the Company.

Components of Compensation

Base Salary

Base salary represents the fixed component of executive compensation and is intended to compensate executives for their qualifications and the value of their job in the competitive market. Our goal is to target the market median as our strategic target for base salary with actual individual compensation ranging between the 25th and 75th percentile of market pay. We review each executive’s salary and performance every year to determine whether base salary should be adjusted. Along with individual performance, we also consider movement of salary in the market and peer group, as well as our financial results from the prior year to determine appropriate salary adjustments. While the Compensation Committee applies general compensation concepts when determining the competitiveness of our executives’ salaries, the Compensation Committee generally considers base salaries as being competitive when they are within approximately 10% of the stated market target.

Fiscal Year 2025 Salary Review. Following its review of executive compensation for Fiscal Year 2025, along with recommendations from CODA, the Compensation Committee approved base salary increases of 3% for the NEOs for 2025 as set out in the table below. For Fiscal Year 2026, the Compensation Committee did not increase the base salaries of the NEOs, and the Company’s executives generally, based on recommendations from CODA, the Company’s operating performance and the related measures by the Board and management to align the Company’s expenses with net sales performance.

On January 7, 2026, Jim Brown stepped down as Chief Executive Officer and President of the Company, the Board re-appointed Kevin Guest as Chief Executive Officer, and the Compensation Committee of the Board set his base salary at $850,000 for fiscal year 2026. In 2025, Mr. Guest served as Executive Chairman of the Board for which he received a base salary of $750,000. In connection with this transition, Mr. Guest will now serve as Chairman of the Board, rather than Executive Chairman, and his base salary will be provided in consideration of his service as Chief Executive Officer of the Company.

Executive and title	2026 Base salary	2025 Base salary
Jim H. Brown, Chief Executive Officer & President(1)	$824,000	$824,000
G. Douglas Hekking, Chief Financial Officer	$570,444	$570,444
Walter Noot, Chief Operating Officer	$566,809	$566,809
Joshua Foukas, Chief Legal Officer & General Counsel	$502,259	$502,259
Brent Neidig, Chief Commercial Officer	$515,253	$515,253
Kevin Guest, Chief Executive Officer(2)	$850,000	$750,000

(1)	Mr. Brown served as the Company's Chief Executive Officer and President during 2025, but stepped down from both positions in January 2026.
(2)	Mr. Guest was reappointed as Chief Executive Officer in January 2026.

Short-Term Cash Incentive (Non-Equity Incentive Plan Compensation)

We offer our NEOs non-equity incentive plan compensation in the form of a cash bonus that is based on our achievement of certain financial performance objectives during the fiscal year. Cash bonuses are based on a percentage of the executive’s base salary. Each year, the Compensation Committee sets the range of the cash bonus for which each executive is eligible and sets the performance objectives on which cash bonuses for that year will be based.

2025 Executive Bonus Plan. For Fiscal Year 2025, the Compensation Committee approved the 2025 Executive Bonus Plan (the “2025 Bonus Plan”) in February 2025, based on the performance objectives of growth in net sales and profitability.

Under the 2025 Bonus Plan, a cash bonus based on constant currency net sales growth and adjusted operating profit of our core nutritional segment and net sales growth and EBITDA as a percentage of net sales of our Hiya segment, weighted 80% and 20%, respectively, for Jim Brown, and 75% and 25%, respectively, for all others, is paid to executives in the form of a cash bonus. Adjusted operating profit of our core nutritional segment is defined as earnings from operations, less expenses for accrued bonuses, the impact of business development operating activities, and realignment and impairment costs. Target payments are equal to a percentage of the executive’s base salary, between 10% and 50%, depending on the Company’s performance under the criteria of the plan, with the exception of Mr. Brown, our Chief Executive Officer & President during 2025, whose target payment was equal to a percentage of his base salary up to 100%. Additionally, Mr. Neidig's cash bonus opportunity was based solely on the respective net sales and earnings from operations results of our core nutritional business and excluded our Hiya segment. The Compensation Committee set the bonus targets under the 2025 Bonus Plan pursuant to recommendations of the Compensation Consultant and other market resources.

Shortly after the year-end, the Compensation Committee reviewed the performance objectives established under the 2025 Bonus Plan and evaluated the actual performance delivered by the Company during Fiscal Year 2025. The Compensation Committee noted the following:

•	We achieved Fiscal Year 2025 constant currency core nutritional net sales of $779 million, which is an 8.0% decrease compared to Fiscal Year 2024;
•	Our Fiscal Year 2025 core nutritional adjusted operating profit was $57 million;
•	We achieved Fiscal Year 2025 Hiya net sales of $132 million; and
•	Our Fiscal Year 2025 Hiya EBITDA was $22 million, or 16.6% of 2025 Hiya net sales.

Based on our performance, and the criteria of the 2025 Bonus Plan, the Compensation Committee determined that each executive had earned a cash bonus under the 2025 Bonus Plan equal to 14.6% of the executive’s 2025 base salary, with the exception of (i) Mr. Brown, who earned 41.3%, and (ii) Mr. Neidig, who earned 15% as a result of the exclusion of the Hiya segment from his bonus criteria. Consequently, the Compensation Committee awarded a bonus at this level to each executive participating in the plan. The actual cash bonuses paid to our NEOs under the 2025 Bonus Plan are reflected in column (f) of the Summary Compensation Table of this Proxy Statement.

2026 Executive Bonus Plan. In February 2026, the Compensation Committee approved the 2026 Executive Bonus Plan (the "2026 Bonus Plan") and, again, designated consolidated constant currency net sales growth and adjusted operating profit as the performance objectives under the plan. Bonus payments under the plan are again based on a percentage of the executive’s base salary depending on the Company’s performance under the criteria of the plan in 2026, with a target payment amount for our NEOs in 2026 of approximately 32% of base salary and a target payout amount for our Chief Executive Officer of 100% of base salary. Estimated payouts for the 2026 Bonus Plan are included in the section below in the table titled “Grants of Plan-Based Awards.”

Equity Compensation

Overview and Historical Practice. Equity compensation is an integral part of our compensation philosophy. We believe that equity grants that vest over a period of years tie a portion of our executives’ compensation to our long-term performance and align the interests of the executives with the interests of our shareholders. This practice delivers additional compensation to executives when the Company’s performance results in an increase in the value of our stock. The Compensation Committee awards equity compensation to supplement cash compensation and to ensure that total compensation paid to our executives is competitive in the marketplace and aligned with our long-term goals and objectives. Over the last several years, the Compensation Committee has granted equity awards consisting of stock-settled stock appreciation rights (SSAR's), restricted stock units (RSUs) and performance-based incentive awards or performance-based restrictive stock units (PSUs).

Although the Compensation Committee has not adopted a formal policy governing the timing of granting equity awards, the Committee has historically granted such awards on a predetermined annual schedule. The Compensation Committee has generally granted equity awards to executives in the first quarter of the fiscal year and to directors in the second quarter and expects to continue this practice. The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information and does not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive or director compensation. In addition, the Compensation Committee does not take material nonpublic information into account when determining the terms of equity awards.

In Fiscal Year 2023, the Compensation Committee introduced and granted our NEOs PSUs (the 2023 PSUs), which (i) were intended to align a greater portion of executive compensation with Company performance, and (ii) vested only if certain performance conditions and market conditions were achieved by the Company during the vesting period, which began on January 1, 2023 and ended on January 3, 2026. As of the end of the vesting period, the market and performance conditions for the 2023 PSUs were not achieved, therefore the 2023 PSUs were cancelled in February 2026.

For Fiscal Year 2026, the Compensation Committee approved a performance incentive award for Mr. Guest and our other NEOs, which if earned, may be settled in Company shares (the "2026 PSU Award"). The 2026 PSU Award is intended to align a greater portion of our NEO's compensation with the Company’s performance and is payable only if the market conditions disclosed below are achieved by the Company during the four-year performance period identified below (the “Performance Period”). The Performance Period for the 2026 PSU Award began on January 1, 2026, and ends on January 1, 2030. The 2026 PSU Award is subject to annual service-based vesting at 25% per year, and pays out only after the end of the Performance Period on a cliff basis if the market conditions are satisfied during the Performance Period. The market conditions for the 2026 PSU Award are as follows:

•The Company’s share price must outperform the Russell 2000 Index (the “Index”) by a yearly annual average set out in the table below throughout the Performance Period:

Annual Company share price performance above the Index	>0%-3%	>3%-6%	>6%-9%	>9%
Four-year compound Company share price growth percentage above the Index	12.6%	26.2%	41.2%	57.4%
PSU Award Payout for Mr. Guest	$850,000	$1,700,000	$2,550,000	$3,400,000
PSU Award Payout for other NEOs	5% of Base Salary	10% of Base Salary	15% of Base Salary	20% of Base Salary

•Total shareholder return for the Company’s common stock (“TSR”) must be positive in absolute terms.

•TSR is calculated annually by averaging the TSR for the month prior to the beginning of the Performance Period and the month prior to the end of the Performance Period.

Components of our equity compensation program are as follows:

•	The Compensation Committee grants annual equity awards to executives to, among other things, help ensure each award has potential value if the Company performs;
•	SSARs and RSUs generally vest and become exercisable in four equal annual installments of 25% of the total award on each of the first through fourth anniversaries of the grant date;
•	The 2026 PSU Award has a four-year vesting period and will become payable only upon the achievement of the market conditions noted above;
•
The value of the annual equity award to an executive is (i) in-line with the market for each executive’s title and position; (ii) inclusive of an internal equity review comparing aspects of each position with other positions; and (iii) calculated to generate total compensation for the respective executive at a level that accomplishes the described purposes of the Compensation Committee. The total compensation is targeted to be within the 50th to 75th percentile of the peer group;

•	The Compensation Committee utilizes awards of RSUs and PSUs in addition to SSARs to diversify the mix of equity granted to executives; and
•
Each of the grant value, share usage rate and shareholder value transfer rate associated with annual grants to executives is managed to be in line with the market and, more specifically, between the 50th and 75th percentile of the peer group.

The grant price for equity awards is determined by the closing price of our common stock on the date of grant.

Executive Stock Ownership Policy. The Compensation Committee has also adopted a formal executive stock ownership policy. Under this policy, executive officers identified by the Compensation Committee are required to hold at least a percentage of their annual base salary in USANA common stock as follows: (1) the CEO is required to hold five times his annual base salary (with five years to achieve this target); and (2) all other officers are required to hold a minimum of one times the value of their annual base salary. Unexercised SSARs, whether or not vested, and unvested RSUs are considered as held in satisfaction of this policy. The amount of an officer’s personal stock holdings is reviewed by the Compensation Committee annually and each officer (other than the CEO) is allowed two years from the date of hire or promotion, to achieve compliance with the policy.

Other Compensation

Other than as described above, we do not provide benefits to our NEOs that are different from or in addition to those that we provide to our general employees. Those benefits are described below.

Retirement: As described above, we provide a Deferred Compensation Plan for Executives and certain key employees and offer a limited matching contribution up to a maximum of 10% of the Executive’s deferral (with the matching portion not to exceed $10,000). For Fiscal Year 2025, we contributed matching funds totaling $81,616 to the Deferred Compensation Plan.

Executives may also participate in our employer-sponsored 401(k) retirement plan on the same terms and conditions, including employer-matching provisions, as other employees. For Fiscal Year 2025, we contributed matching funds totaling approximately $2.5 million to our 401(k) plan in which all eligible employee participants shared, including our executives. Except as disclosed in this section, we provide no other retirement benefits to our executives.

Severance: We do not have any pre-arranged severance agreements or contracts with any of our executives that contain post-termination or change-in-control payment provisions. From time to time, we have provided severance benefits to terminated or departing executives on a case-by-case basis.

Perquisites: It is our general practice not to provide significant perquisites or personal benefits to our executives. The Compensation Committee, however, retains the discretion to consider and award reasonable perquisites or personal benefits to executives as necessary to accomplish the objectives under our compensation philosophy. For example, the Compensation Committee had historically approved up to 40 hours of personal use of the Company’s aircraft for each of Mr. Brown as CEO and President and Mr. Guest as Executive Chairman. If either of Mr. Brown or Mr. Guest utilized the Company aircraft for personal use, they had the option to report the same as incremental perquisite compensation or reimburse the Company for such use pursuant to a time-sharing agreement for the aircraft. The Company sold its aircraft in December 2025. We do not currently offer other perquisites or personal benefits to our executives such as pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Insurance Plans and Other Benefits: We provide insurance plans and other benefits to our executives that are similar to those plans and benefits that we customarily provide to our general employees. In Fiscal Year 2025, we paid health, life, and disability insurance premiums on behalf of our executives, all on the same terms as those that we provide generally to all of our employees.

Indemnification: Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide for indemnification of our directors, officers, employees, and other agents to the fullest extent and under the circumstances permitted by the Utah Revised Business Corporation Act. In addition, we have entered into agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent allowed. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons under the foregoing provisions, the SEC has stated that such indemnification is against public policy, as expressed in the Securities Act, and, therefore, such indemnification provisions may be unenforceable.

Accounting Considerations and Tax Deductibility of Executive Compensation

In designing compensation programs, we consider the effects that accounting and taxation may have on us, the NEOs, or other employees as a group. We account for equity compensation arrangements in accordance with FASB ASC Topic 718. All share-based payments to employees are measured at fair value on the date of grant and recognized in the statement of operations as compensation expense over the employees’ requisite service periods, to the extent that awards with performance conditions are considered probable.
Historically, Section 162(m) of the Internal Revenue Code generally limited the corporate tax deduction for compensation paid to certain executive officers that was not “performance based” to $1 million and provided an exception to the limitation for compensation qualifying as “performance-based compensation” within the meaning of the Internal Revenue Code and the applicable Treasury Regulations. The “Tax Cuts and Jobs Act,” (the “Tax Act”) enacted in December 2017, repealed the exemption to Section 162(m)’s deduction limit for performance-based compensation for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million is not deductible. While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m) of the Internal Revenue Code, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders. As a result, we have not adopted a policy requiring that all compensation be deductible. The Compensation Committee may conclude that paying compensation at levels that are subject to limits under Section 162(m) of the Code is nevertheless in the best interests of the Company and our shareholders. Given changes made to Section 162(m) by the Tax Act, it is likely that we will not be able to deduct for federal income tax purposes a portion of the compensation paid to our NEOs in Fiscal Year 2025.
Many other Internal Revenue Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. For example, the Internal Revenue Code was amended to provide a surtax under Section 409A with respect to various features of deferred compensation arrangements of publicly-held corporations, mostly for compensation deferred on or after January 1, 2005. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of USANA has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and based on such review and discussion in this Proxy Statement, has recommended to the Board that it be included in this Proxy Statement and incorporated by reference into USANA’s Annual Report on Form 10-K for the year ended January 3, 2026.

Submitted by the members of the Compensation Committee:
Frederic J. Winssinger, Chairman
John T. Fleming
Gilbert A. Fuller
J. Scott Nixon, CPA (emeritus)
Peggie Pelosi
Timothy E. Wood. Ph.D.

SUMMARY COMPENSATION TABLE

The following table sets forth information relating to the compensation of our Chief Executive Officer & President, and Chief Financial Officer, and our three other most highly compensated executive officers who remained employed at the end of Fiscal Year 2025 (our NEOs) for the Fiscal Years 2025, 2024, and 2023:

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Equity awards ($)(2)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Jim H. Brown,	2025	$821,231	—	$3,147,020	$339,168	$32,206	(5)	$4,339,625
Chief Executive Officer & President (former)	2024	$800,000	—	$2,400,018	$117,908	$44,181		$3,362,107
	2023	$709,923	—	$1,561,287	$157,144	$43,663		$2,472,017
G. Douglas Hekking,	2025	$568,527	$175,000	$855,677	$83,005	$16,400	(6)	$1,698,709
Chief Financial Officer	2024	$553,829	—	$830,787	$40,817	$15,520		$1,440,953
	2023	$553,829	—	$830,761	$68,896	$15,615		$1,469,101
Walter Noot,	2025	$564,904	$196,082	$850,236	$82,476	$25,604	(7)	$1,719,302
Chief Operating Officer	2024	$550,300	—	$825,499	$40,557	$22,075		$1,438,431
	2023	$535,589	—	$793,724	$66,627	$21,550		$1,417,490
Joshua Foukas,	2025	$500,571	$175,000	$753,404	$73,083	$12,250	(8)	$1,514,308
Chief Legal Officer & General Counsel	2024	$487,630	—	$731,477	$35,938	$13,289		$1,268,334
	2023	$487,630	—	$731,465	$60,661	$12,985		$1,292,741
Brent Neidig,	2025	$513,521	—	$772,879	$77,028	$12,250	(9)	$1,375,678
Chief Commercial Officer	2024	$500,245	—	$750,393	$36,868	$12,075		$1,299,581
	2023	$455,481	—	$521,996	$56,662	$11,550		$1,045,689

(1)	Represents a discretionary cash bonus of $175,000 paid to the executive following the Company's acquisition of Hiya Health Products and a separate discretionary cash bonus of $21,082 paid to Mr. Noot.
(2)
Amounts in this column reflect the grant date fair value of SSARs and RSUs computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the executive for these awards during the applicable fiscal year. Assumptions used in the calculation of these amounts are included in the Equity Based Compensation footnote to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended January 3, 2026.

(3)
During Fiscal Year 2023, certain officers and key employees were granted PSUs. On the grant date, the performance conditions were not deemed probable and therefore, the grant date fair value of the PSUs is not included in the "Equity Awards" column. The grant date fair value of the PSUs assuming maximum performance, would have been as follows: Mr. Brown - $713,299; Mr. Hekking - $553,829; Mr. Noot - $529,124; Mr. Neidig - $434,996; and Mr. Foukas - $487,630. The valuations of the PSUs for Fiscal Year 2023 were calculated using a Monte-Carlo simulation, the assumptions for which are set forth in Note L of the Notes to the Consolidated Financial Statements in the Company's Annual Report on form 10-K for the fiscal year ended January 3, 2026.

(4)
Amounts paid as cash bonus in subsequent fiscal year for performance realized in prior fiscal year (i.e., results of 2025 Bonus Plan paid out in first quarter of Fiscal Year 2026) under our short-term incentive plan discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(5)
Amount disclosed in this column for Mr. Brown reflects: (i) employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,250; and (ii) $19,956, which is the aggregate incremental cost* of Mr. Brown’s non-business use of the Company’s aircraft.

(6)
Amount disclosed in this column for Mr. Hekking reflects: (i) employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,250; and (ii) employer’s matching contribution to the executive’s Deferred Compensation Plan in the amount of $4,150.

(7)
Amount disclosed in this column for Mr. Noot reflects: (i) employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,250; and (ii) employer’s matching contribution to the executive’s Deferred Compensation Plan in the amount of $13,354.

(8)	Amount disclosed in this column for Mr. Foukas reflects employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,250.
(9)	Amount disclosed in this column for Mr. Neidig reflects employer’s matching contributions to the executive’s 401(k) plan in the amount of $12,250.

* The aggregate incremental cost of personal use of corporate aircraft by our CEO and President and Executive Chairman, if any, is included in “All Other Compensation” column of the Summary Compensation Table and Director Compensation Table. For purposes of the foregoing and the amounts shown in the table, the incremental cost of the non-business use of the corporate aircraft is determined based on the variable operating costs incurred by USANA in connection with such travel (including any related unoccupied positioning, or "deadhead," flights), which includes (i) landing, ramp, and parking fees and expenses; (ii) crew travel expenses; (iii) catering supplies and related expenses; (iv) aircraft fuel and oil expenses per hour of flight; (v) certain maintenance and repair expenses; and (vi) the cost of passenger ground transportation. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as the salaries of pilots and crew, the acquisition costs of the aircraft, and the costs of maintenance and upkeep.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth all non-qualified deferred compensation to the NEOs for Fiscal Year 2025 pursuant to the USANA Health Sciences Deferred Compensation Plan:

Named Executive Officer	Executive contributions in last FY	Company contributions in last FY	Aggregate earnings in last FY	Aggregate withdrawals/ distribution	Aggregate balance at last FYE
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Jim Brown	$106,760	—	$90,290	—	$767,460
G. Douglas Hekking	$15,789	$4,150	$25,640	—	$230,862
Walter Noot	$184,970	$13,354	$141,930	—	$1,266,269
Joshua Foukas	$7,188	—	$5,260	—	$46,550
Brent Neidig	—	—	—	—	—

GRANTS OF PLAN-BASED AWARDS

The table below summarizes estimated or targeted payouts to the NEOs under the 2026 Bonus Plan described in the Compensation Discussion and Analysis section of this Proxy Statement.

Name	Grant date		Estimated future payouts under non-equity incentive plan awards			All other stock awards; number of shares of stock or units	Grant date fair value of stock awards
			Threshold	Target	Maximum
			($)(1)	($)(1)	($)(1)	(#)(2)	($)(3)
(a)	(b)		(c)	(d)	(e)	(i)	(j)
Jim H. Brown,	N/A		—	—	—	—	—
Chief Executive Officer & President (former)	2/27/2025	(4)	—	—	—	109,882	$3,147,020
G. Douglas Hekking,	N/A		—	$182,542	$570,444	—	—
Chief Financial Officer	2/27/2025	(4)	—	—	—	29,877	$855,677
Walter Noot,	N/A		—	$181,379	$566,809	—	—
Chief Operating Officer	2/27/2025	(4)	—	—	—	29,687	$850,236
Joshua Foukas,	N/A		—	$160,723	$502,259	—	—
Chief Legal Officer & General Counsel	2/27/2025	(4)	—	—	—	26,306	$753,404
Brent Neidig,	N/A		—	$164,881	$515,253	—	—
Chief Communications Officer	2/27/2025	(4)	—	—	—	26,986	$772,879

(1)
Columns (f), (g) and (h) are intentionally omitted. There is no guaranteed payment to our NEOs under the 2026 Bonus Plan. If the minimum performance objectives are not achieved, they will receive no payout under the 2026 Bonus Plan. The amounts shown in column (d) reflect the target payout, which is 32% of base salary for each of the other executives. The amounts shown in column (e) reflect 200% of the CEO's base salary and 100% for each of the other executive’s base salary, which is the maximum payout that can be obtained under the 2026 Bonus Plan.

(2)	Equity awards granted to the NEOs consisted of RSUs and PSUs and were granted under the 2015 Equity Incentive Award Plan.
(3)	Fair value of RSUs and PSUs that have not vested.
(4)
RSU grant. Reflects RSUs that will vest 25% annually beginning on the first anniversary of the date of the grant. Fair value of the RSUs was calculated using the closing stock price on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table includes certain information with respect to the value of all equity awards previously granted to the NEOs outstanding as of January 3, 2026:

			Option awards				Restricted stock unit awards
		Grant date	Number of securities underlying unexercised options (#)		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units that have not vested
	Name		Exercisable	Unexercisable
					($)		(#)		($)
z	Jim H. Brown, Chief Executive Officer & President (former)	2/7/22	—	—	—	—	2,692	(1)	$52,332	(2)
		2/6/23	—	—	—	—	8,526	(1)	$165,745	(2)
		2/6/23	—	—	—	—	8,906	(3)	$—	(4)
		7/24/23	—	—	—	—	4,380	(1)	$85,147	(2)
		2/8/24	—	—	—	—	35,398	(1)	$688,137	(2)
		2/27/25	—	—	—	—	109,882	(1)	$2,136,106	(2)
	G. Douglas Hekking, Chief Financial Officer	2/7/22	—	—	—	—	2,231	(1)	$43,371	(2)
		2/6/23	—	—	—	—	7,065	(1)	$137,344	(2)
		2/6/23	—	—	—	—	6,914	(3)	$—	(4)
		2/8/24	—	—	—	—	12,253	(1)	$238,198	(2)
		2/27/25	—	—	—	—	29,877	(1)	$580,809	(2)
	Walter Noot, Chief Operating Officer	2/7/22	—	—	—	—	1,705	(1)	$33,145	(2)
		2/6/23	—	—	—	—	6,750	(1)	$131,220	(2)
		2/6/23	—	—	—	—	6,606	(3)	$—	(4)
		2/8/24	—	—	—	—	12,175	(1)	$236,682	(2)
		2/27/25	—	—	—	—	29,687	(1)	$577,115	(2)
	Joshua Foukas, Chief Legal Officer & General Counsel	2/7/22	—	—	—	—	1,571	(1)	$30,540	(2)
		2/6/23	—	—	—	—	6,221	(1)	$120,936	(2)
		2/6/23	—	—	—	—	6,088	(3)	$—	(4)
		2/8/24	—	—	—	—	10,789	(1)	$209,738	(2)
		2/27/25	—	—	—	—	26,306	(1)	$511,389	(2)
	Brent Neidig, Chief Communications Officer	2/7/22	—	—	—	—	1,401	(1)	$27,235	(2)
		2/6/23	—	—	—	—	4,439	(1)	$86,294	(2)
		2/6/23	—	—	—	—	5,431	(3)	$—	(4)
		2/8/24	—	—	—	—	11,068	(1)	$215,162	(2)
		2/27/25	—	—	—	—	26,986	(1)	$524,608	(2)

(1)	RSU and SSAR grants vest 25% annually beginning on the first anniversary of the date of the grant.
(2)	The market value of the RSUs that have not vested is calculated by multiplying the number of units shown in the table by $19.44, the closing stock price on January 3, 2026.
(3)
The amount of PSUs is based on 100% of target performance. PSUs will vest if the market and performance conditions are met or exceeded on January 3, 2026. As of January 3, 2026, achievement of the performance condition was not met, therefore the awards were canceled in February 2026.

(4)	PSU grant date fair value was determined using a Monte-Carlo simulation.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information regarding the exercise of SSARs and each vesting of RSUs, for each of the NEOs on an aggregated basis during Fiscal Year 2025:

	Option awards		Restricted stock unit awards
(a)	(b)	(c)	(d)	(e)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Jim H. Brown	—	—	23,774	$734,214
G. Douglas Hekking	—	—	12,172	$375,050
Walter Noot	—	—	10,915	$336,435
Joshua Foukas	—	—	9,945	$306,556
Brent Neidig	—	—	8,770	$270,044

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding awards and shares reserved for future issuance under our equity compensation plans as of January 3, 2026:

Plan Category	Number of securities to be issued upon exercise of outstanding awards(1)		Weighted-average exercise price of outstanding awards		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	1,004,603	(2)	$52.15	(3)	2,465,110
Equity compensation plans not approved by security holders	None		N/A		None

Total	1,004,603	(2)	$52.15	(3)	2,465,110

(1)	Consists of shares of common stock issuable under the USANA 2015 and 2025 Equity Incentive Award Plans.
(2)	Includes (i) 905,687 RSUs, 74,060 PSUs, and 8,482 DSUs that will entitle each holder to the issuance of one share of common stock for each unit, and (ii) 16,374 SSARs. A SSAR is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant in shares of common stock. Based on the closing stock price of $19.44 on the last trading day of Fiscal 2025 and the exercise price of SSARs that were in-the-money, 0 shares of common stock would be issued upon the exercise of these SSAR awards.
(3)
Calculated without taking into account 988,229 shares of common stock subject to outstanding RSUs, DSUs and PSUs, which are issuable without any cash consideration or other payment required for such shares.

EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS

We do not have written employment agreements with any of our NEOs.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and Item 402(v) of Regulation S-K, we are providing the following tables, supporting graphs, and related information to show the total compensation for our NEOs for the past five fiscal years as set forth in the Summary Compensation Table ("SCT") for the covered years, the “compensation actually paid” ("CAP") to our CEO and, on an average basis, our other

NEOs (in each case, as determined under SEC rules), our Company total shareholder return ("TSR"), the TSR of certain peer companies over the same period, our net income, and our financial performance measure for compensatory purposes, operating profit.

Pay versus Performance Table

	Summary Compensation Table total for CEO		Compensation actually paid to CEO(3)		Average Summary Compensation Table total for other NEOs (4)	Average compensation actually paid for other NEOs(4)	Value of initial fixed $100 investment based on:
									Net income $ in thousands	Operating profit $ in thousands(6)
							Total shareholder return(5)	Peer group total shareholder return(5)
Year	First CEO(1)	Second CEO(2)	First CEO(1)	Second CEO(2)
2025	$4,339,625	N/A	$2,385,745	N/A	$1,576,999	$950,947	$25	$49	$10,760	$37,432
2024	$3,362,107	N/A	$2,066,428	N/A	$1,361,825	$824,802	$46	$94	$42,030	$66,324
2023	$2,472,017	$3,914,855	$2,380,847	$3,844,225	$1,332,720	$1,324,463	$70	$47	$63,788	$93,071
2022	N/A	$3,745,259	N/A	$(592,259)	$1,428,447	$421,061	$69	$62	$69,350	$107,614
2021	N/A	$3,909,615	N/A	$5,961,086	$1,566,413	$2,125,022	$131	$97	$116,505	$170,192

(1)Mr. Brown was promoted to CEO on July 1, 2023. As of January 3, 2026, he was serving as our CEO and is our First CEO.
(2)Mr. Guest was the CEO for each of the Fiscal Years 2022 and 2021. On July 1, 2023, Mr. Guest transitioned from CEO to Executive Chairman of the Board. He is our Second CEO.
(3)Item 402(v) of Regulation S-K requires certain adjustments be made to the SCT totals to determine CAP as reported in the Pay versus Performance Table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general, CAP is calculated as SCT total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as the Company did not pay a dividend in Fiscal Years 2025, 2024, 2023, 2022, and 2021. The following table details these adjustments:

				Add:	Add:	Add:
			Deduct:	fair value at	change in fair	change in fair
		Summary	grant date	fiscal year end	value as of vesting	value of
		compensation	fair value	of outstanding and	date of equity	outstanding and	Compensation
		table	of equity	unvested equity	awards granted in	unvested equity awards	actually
Year	Executive(s)	total	awards	awards granted	prior years which	granted in prior	paid
				in fiscal year	vested in fiscal year	fiscal years
2025	First CEO	$4,339,625	$(3,147,020)	$2,136,106	$(114,280)	$(828,685)	$2,385,745
	Other NEOs	$1,576,999	$(808,049)	$548,480	$(50,957)	$(315,526)	$950,947
2024	First CEO	$3,362,107	$(2,400,018)	$1,684,497	$(86,344)	$(493,814)	$2,066,428
	Other NEOs	$1,361,825	$(784,539)	$550,643	$(44,525)	$(258,602)	$824,802
2023	First CEO	$2,472,017	$(1,561,287)	$1,383,523	$79,630	$6,964	$2,380,847
	Other NEOs	$1,332,720	$(736,124)	$671,166	$52,110	$4,591	$1,324,463
2023	Second CEO	$3,914,855	$(2,836,324)	$2,585,932	$202,034	$(22,272)	$3,844,225
	Other NEOs	$1,332,720	$(736,124)	$671,166	$52,110	$4,591	$1,324,463
2022	Second CEO	$3,745,259	$(2,458,135)	$1,404,799	$(323,940)	$(2,960,242)	$(592,259)
	Other NEOs	$1,428,447	$(762,035)	$435,495	$(60,722)	$(620,124)	$421,061
2021	Second CEO	$3,909,615	$(2,386,513)	$2,835,017	$237,050	$1,365,917	$5,961,086
	Other NEOs	$1,566,413	$(732,762)	$870,472	$130,175	$290,724	$2,125,022

(4)For Fiscal Year 2025 and 2024, the other NEOs were Mr. Hekking, Mr. Noot, Mr. Neidig, and Mr. Foukas. For Fiscal Year 2023, the other NEOs were Mr. Hekking, Mr. Noot, Mr. Foukas, and Mr. Macuga. For Fiscal Years 2022 and 2021, the other NEOs were Mr. Brown, Mr. Hekking, Mr. Noot, and Mr. Mulham.
(5)Company TSR and Peer Group TSR reflect the information in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended January 3, 2026. For the years presented above, the Company utilized the Russell 2000 for purposes of Company TSR (which reflects publicly traded companies most closely correlated to the Company’s enterprise value). The Company's peer group companies reflects the following: Nu Skin Enterprises, Inc., Herbalife Nutrition, Ltd., LifeVantage Corporation, Medifast, Inc., Nature’s Sunshine Products, Inc., and Mannatech, Inc. The constituents of the peer group are publicly traded direct selling companies that more closely correlate to the Company’s business at the enterprise level. The cumulative TSR depicts a hypothetical $100 investment in the Company’s common stock on December 31, 2020, and shows the value of that investment over time (assuming the reinvestment of dividends if applicable to the stock or index) for each calendar year. A hypothetical $100 investment in the Peer Group using the same methodology is shown for comparison.
(6)We selected operating profit as the most important financial performance measurement to link CAP to Company performance for Fiscal Year 2025.

The chart below shows the relationship between our cumulative total shareholder return and that of our peer group and Russell 2000 Index in each case over the past five fiscal years:

Most Important Performance Measures

The items listed below represent the most important performance measures used to link CAP to the Company’s performance for Fiscal Year 2025:

•Operating Profit (included in the table above as the most important financial measure)
•Net Sales
•Net Income
•Cash from Operations
•Free Cash Flow
•Total Active Customer Counts (included as a non-financial performance measurement)

We selected operating profit as the Company’s most important financial measure for evaluating pay versus performance because it is the key metric in our short-term incentive compensation plan (referenced in the CD&A above as the “2025 Bonus Program” and “2026 Bonus Program”). Operating profit is used by management and the Board of Directors, including the Compensation Committee, to evaluate the performance of our executives on their effectiveness in generating net sales growth and active customer growth while maintaining the Company’s targeted level of profitability. It is also a key metric used to assess the Company’s performance relative to the Performance Peer Group. We believe our historical operating results have demonstrated that performance-based compensation utilizing the Company’s operating profit as the central performance target creates alignment with shareholder interests. We also believe that, although the Company has historically granted only time-vested equity awards to executives under the long-term incentive compensation component of its executive compensation program, operating profit-based performance objectives also create alignment with shareholder interests under the long-term component of our executive compensation program because a more robust operating profit generally translates to increased shareholder value.

Free cash flow (“FCF”) is a non-GAAP financial measure that we believe provides investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. We believe it provides a measure of our ability to fund various discretionary business initiatives, including acquisitions and share repurchases. Free cash flow is calculated by subtracting net capital expenditures from net cash provided by operating activities.

Operating Profit Graphical Representation

Set out below in accordance with Item 402(v) of Regulation S-K is a graphical representation of the relationship between CAP and the Company’s operating profit for Fiscal Years 2025, 2024, 2023, 2022, and 2021.

TSR Graphical Representation

Set out below in accordance with Item 402(v) of Regulation S-K is a graphical representation of the relationship between CAP and cumulative total shareholder return of the Company for Fiscal Years 2025, 2024, 2023, 2022, and 2021.

Net Income Graphical Representation

Set out below in accordance with Item 402(v) of Regulation S-K is a graphical representation of the relationship between CAP and the net income of the Company for Fiscal Years 2025, 2024, 2023, 2022, and 2021.

FISCAL YEAR 2025 CEO PAY RATIO

As required by Section 953(b) of Dodd-Frank, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual compensation of our employees and the annualized total compensation of Jim H. Brown, as CEO, for Fiscal Year 2025. The Compensation Committee reviewed a comparison of our CEO annual total compensation in Fiscal Year 2025 to that of all other Company employees for the same period. Below is the ratio of the pay of our CEO to the annual pay of our “median employee” (the “Pay Ratio”) under the rule.

We identified the median employee by examining the Fiscal Year 2025 total compensation for all full-time and part-time Company employees, excluding our CEO, employed by us on January 3, 2026. We are not using the same median employee that we used last year because that employee’s wages no longer represented the median due to an increase in the number of employees with the Company. We calculated annual total compensation using the same methodology we use for our NEOs as set forth in the 2025 Summary Compensation Table above. We adjusted estimates with respect to total compensation by annualizing the compensation for any newly hired, full-time employees who were not employed by us for all of Fiscal Year 2025. We have a global workforce, with employees working in 22 countries worldwide, as measured by full-time equivalency. Compensation paid in foreign currencies was converted to U.S. dollars based on average exchange rates in effect on January 3, 2026.

Total compensation of our CEO, Jim H. Brown, was $4,339,625 for Fiscal Year 2025. Annual total compensation for our median employee was $50,813. The Pay Ratio for Fiscal Year 2025 is 85 to 1. Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As a result of our methodology for determining the pay ratio, which is described above, our Pay Ratio may not be comparable to the pay ratios of other companies in our industry or in other industries because other companies may rely on different methodologies, or assumptions, or may make adjustments that we do not make.

PROPOSAL #3 – ANNUAL ADVISORY “SAY ON PAY” VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Our Board believes that our compensation philosophy and program design are essential elements of our culture. Executive compensation is important in providing us with a competitive advantage in successfully attracting talent in a highly competitive industry. Our Compensation Committee has carefully considered the elements of executive compensation as it looks to appropriately incentivize our executive management and align their interests with shareholder value creation.

We are required under Section 14A of the Exchange Act, enacted pursuant to Dodd-Frank and rules promulgated by the SEC, to conduct a non-binding advisory vote of our shareholders to approve the compensation paid to our NEOs as disclosed in this Proxy Statement. This is sometimes referred to as a “say-on-pay proposal.”

This vote is not intended to address any specific item of compensation, rather we are asking that you indicate your support for the overall compensation of our NEOs, and the executive compensation policies and practices as described in the Compensation Discussion and Analysis and in the accompanying “Executive Compensation Tables” and related disclosures in this Proxy Statement. These descriptions and disclosures contain a more detailed discussion of our compensation programs and policies, the compensation governance measures undertaken and implemented by our Board, and the compensation awarded to our NEOs during Fiscal Year 2025.

This is not a vote on our general compensation policies or any specific element of compensation, the compensation of our non-employee directors, our CEO Pay Ratio, or the features of our compensation program designed to prevent excessive risk-taking. The results of the advisory vote are not binding on our Board. However, in accordance with SEC regulations, the Compensation Committee will disclose the extent to which it takes into account the results of the vote in the Compensation Discussion and Analysis to be included in our 2027 proxy statement and take them into consideration when structuring future executive compensation arrangements.

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for the NEOs by voting for or against the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that you vote FOR the proposal.

SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals must be received by our Corporate Secretary at USANA Health Sciences, Inc., Attention: Corporate Secretary, 3838 West Parkway Blvd., Salt Lake City, Utah 84120-6336, no later than December 8, 2026, to be eligible for inclusion in our form of proxy, notice of meeting and proxy statement relating to the 2027 Annual Meeting of Shareholders. We are not required to include in our proxy materials a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules. The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board.

If a shareholder intends to present a proposal at the 2027 Annual Meeting without including that proposal in our proxy materials as described above and written notice of the proposal is not received by us by February 19, 2027, or if we meet other requirements of the applicable SEC rules, then the proxies solicited by the Board for use at the 2027 Annual Meeting will confer discretionary authority to the individuals acting under the proxies to vote on the proposal at the 2027 Annual Meeting. Our 2027 Annual Meeting is currently scheduled to be held on May 20, 2027.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no matter that will be properly presented for action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT ON FORM 10-K

Audited consolidated financial statements for the Company and its subsidiaries for the Fiscal Year ended January 3, 2026, are included in our Annual Report on Form 10-K filed with the SEC. Copies of the Annual Report on Form 10-K for Fiscal Year 2025 (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained without charge by writing to USANA Health Sciences, Inc., Attention: Investor Relations, 3838 West Parkway Blvd., Salt Lake City, Utah 84120-6336. Our reports and other public filings, including this Proxy Statement, also may be obtained from the SEC’s online database, located at www.sec.gov.

Our Annual Report on Form 10-K for Fiscal Year 2025 and other SEC filings are also available on the “Investor Relations” section of our website at www.usana.com and can be viewed at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The Annual Report on Form 10-K is not deemed a part of the proxy soliciting material for the Annual Meeting.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Registered shareholders can further save us expense by consenting to receive all future proxy statements, forms of proxy and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please access the website www.proxyvote.com when transmitting your voting instructions and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Your choice will remain in effect unless and until you revoke it.

To revoke your decision to receive or access shareholder communications electronically, access the website www.proxyvote.com, enter your current PIN, select “Cancel my Enrollment,” and click on the Submit button. After submitting your entry, the Cancel Enrollment Confirmation screen will be displayed. This screen will show your current Enrollment Number. To confirm your enrollment cancellation, click on the Submit button. Otherwise, click on the Back button to return to the Enrollment Maintenance screen. After submitting your entry, the Cancel Enrollment Complete screen will be displayed. This screen will indicate that your enrollment has been cancelled. You may be asked to complete a brief survey to help us understand why you opted out of electronic delivery. You will be sent an e-mail message confirming the cancellation of your enrollment. No further electronic communications will be conducted for your account and your Enrollment Number will be marked as “Inactive.” You may reactivate your enrollment at any time. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

REDUCING DUPLICATE MAILINGS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports to shareholders, proxy statements, and Notices of Internet Availability of Proxy Materials) to households. Under this procedure, registered shareholders who have the same address and last name and who receive either Notices of Internet Availability of Proxy Materials or paper copies of the proxy materials in the mail will receive only one copy of our proxy materials, or a single envelope containing the Notices of Internet Availability of Proxy Materials, for all shareholders at that address. This consolidated method of delivery continues until one or more of these shareholders notifies us that they would like to receive individual copies of proxy materials. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies, such as reducing our printing costs and postage fees. Shareholders who participate in householding continue to receive separate proxy cards or Notices of Internet Availability of Proxy Materials for voting their shares.

A registered shareholder at a shared address may contact us by mail addressed to USANA Health Sciences, Inc., Attention: Investor Relations, 3838 West Parkway Blvd., Salt Lake City, Utah 84120-6336, or by phone at (801) 954-7100, to: (a) request additional copies of this Proxy Statement and our 2025 Annual Report or the Notice of Internet Availability of Proxy Materials; or (b) notify us that the registered shareholder wishes to discontinue householding and receive a separate copy of proxy materials in the future.

Beneficial shareholders may request information about householding from their bank, broker or other holder of record.

By Order of the Board of Directors,

Joshua Foukas
Chief Legal Officer, General
Counsel and Corporate Secretary
Date:	April 7, 2026

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. USANA HEALTH SCIENCES, INC. ATTN: JOSHUA FOUKAS 3838 W. PARKWAY BLVD. SALT LAKE CITY, UT 84120 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/USNA2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V85896-P47031 ! ! ! For All Withhold All For All Except ! !! ! !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. For Against Abstain USANA HEALTH SCIENCES, INC. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. &#9; Nominees: 2.&#9; Ratify the selection of KPMG LLP as our independent registered public accounting firm for the Fiscal Year 2026. 3.&#9; Approve on an advisory basis the Company's executive compensation, commonly referred to as a "Say on Pay" proposal. NOTE: To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof. 1.&#9; Election of Directors The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. 01)&#9; Kevin G. Guest 02)&#9; Xia Ding 03)&#9; John T. Fleming 04)&#9; Gilbert A. Fuller 05)&#9; J. Scott Nixon, CPA 06)&#9; Peggie J. Pelosi 07)&#9; Frederic Winssinger 08)&#9; Timothy E. Wood, Ph.D. SCAN TO VIEW MATERIALS & VOTEw

V85897-P47031 USANA HEALTH SCIENCES, INC. Annual Meeting of Shareholders May 20, 2026 11:00 AM MDT This proxy is solicited by the Board of Directors The shareholder executing and delivering this Proxy hereby appoints Kevin G. Guest and G. Douglas Hekking and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned as of March 16, 2026, at the Annual Meeting of Shareholders of USANA Health Sciences, Inc., to be held at www.virtualshareholdermeeting.com/USNA2026, on Wednesday, May 20, 2026, at 11:00 a.m., Mountain Daylight Time, or at any adjournment thereof. This Proxy is given in accordance with the instructions indicated and carries discretionary authority related to any and all other matters that may come before the meeting and any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. PLEASE SIGN EXACTLY AS THE SHARES ARE ISSUED. WHEN CO-TENANTS HOLD SHARES, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
Your Vote Counts! Smartphone users Point your camera here and vote without entering a control number For complete information and to vote, visit www.ProxyVote.com Control # V85906-P47031 *Please check the meeting materials for any special requirements for meeting attendance. USANA HEALTH SCIENCES, INC. ATTN: JOSHUA FOUKAS 3838 W. PARKWAY BLVD. SALT LAKE CITY, UT 84120 USANA HEALTH SCIENCES, INC. You invested in USANA HEALTH SCIENCES, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 20, 2026. Vote Virtually at the Meeting* May 20, 2026 11:00 AM MDT Virtually at: www.virtualshareholdermeeting.com/USNA2026 Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 6, 2026. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. 2026 Annual Meeting Vote by May 19, 2026 11:59 PM ET. For shares held in a Plan, vote by May 14, 2026 11:59 PM ET.

Vote at www.ProxyVote.com Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”. Voting Items Board Recommends V85907-P47031 THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters. 1.&#9; Election of Directors For &#9; Nominees: 01)&#9; Kevin G. Guest 02)&#9; Xia Ding 03)&#9; John T. Fleming 04)&#9; Gilbert A. Fuller &#9;05)&#9; J. Scott Nixon, CPA &#9;06)&#9; Peggie J. Pelosi &#9;07)&#9; Frederic Winssinger &#9;08)&#9; Timothy E. Wood, Ph.D. 2.&#9; Ratify the selection of KPMG LLP as our independent registered public accounting firm for the Fiscal Year 2026. For 3.&#9; Approve on an advisory basis the Company’s executive compensation, commonly referred to as a “Say on Pay” proposal. For NOTE: To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.